Exhibit 10.4

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 15th day of August, 2025 (the “Effective Date”) between WORKHORSE MOTOR WORKS INC., an Indiana corporation, having an address at c/o Workhorse Group Inc., 3600 Park 42 Drive, Suite 106E, Sharonville, Ohio 45241 (“Seller”), and MANGO WORKHORSE, LLC, a Florida limited liability company, having an address at 330 Hatch Drive, Foster City, California 94404 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner in fee (or is or will be the contract vendee, and at Closing (as hereinafter defined) will be the owner in fee) of those certain real parcels of land (and the improvements thereon), located in the City of Union City, County of Randolph and State of Indiana consisting of approximately 92.60 acres of land in the aggregate, and more particularly described on Exhibit “A-1” attached hereto and made a part hereof the “Land”);

WHEREAS, as of the date hereof, the Land is improved with those certain building (or buildings) containing approximately 251,426 square feet in the aggregate (each, a “Building” and, collectively, the “Buildings”) and the Improvements (as hereinafter defined; the Land and the Improvements (as hereinafter defined), together with the rights and interests described in Section 1.1 hereof, are hereinafter referred to collectively, as the “Real Property”);

WHEREAS, Seller desires to sell and Purchaser desires to acquire the Property (as hereinafter defined), on the terms and provisions hereinafter set forth;

WHEREAS, at Closing (as hereinafter defined), Workhorse Group Inc., a Nevada corporation, an affiliate of Seller, as tenant (“Tenant”), desires to lease the Property from Purchaser pursuant to the terms of a lease, in the form of Exhibit “B-2” attached hereto and made a part hereof (the “Lease”); and

WHEREAS, concurrently with the Closing (as hereinafter defined), the parties (or their respective affiliates) will execute a merger agreement (the “Merger Agreement”), pursuant to which, Purchaser or its affiliate will, as of a date following the Closing Date hereunder set forth in the Merger Agreement and subject to all terms and conditions set forth in the Merger Agreement, merge with a subsidiary of Seller, and the Closing under this Agreement is conditioned on the simultaneous execution of the definitive Merger Agreement, as set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey and Purchaser agrees to purchase on such terms and conditions as are hereinafter set forth, all of the following:

1.1 Fee simple title in and to the Land, and all Buildings, improvements, structures, signage, sidewalks, landscaping, paving, parking facilities, fencing, signs and other amenities, fixtures and utility systems placed, constructed, situated, installed or located thereon (collectively and together with the Buildings, the “Improvements”), together with all of Seller’s right, title and interest (if any) in and to (a) all covenants, easements, rights-of-way, rights, privileges and other tenements, appurtenances and hereditaments appertaining thereto, (b) any strips or gores adjoining or adjacent to the Land or any portion thereof, (c) the streets, sidewalks, alleys, right of way and roads adjoining or adjacent to, or serving the Property, (d) any land lying in or under the bed of any creek, stream or waterway or any highway, avenue, road, easement, street, alley or right-of-way, open or proposed, public or private, in, on, in front of, abutting, adjoining or benefiting the Property to the center line thereof, (e) all air rights, development rights, mineral rights, water rights, water stock, sewer rights and irrigation rights, if any, running with, allocated to, or otherwise pertaining to the Land, (f) any award made or to be made or settlement in lieu thereof for the Property or any portion thereof by reason of condemnation, eminent domain or exercise of police power and any unpaid award for damage to the Land or any portion thereof by reason of change of grade or closing of any street, road or avenue, (g) all rights of ingress and egress to the Property, and (h) all other rights appurtenant to or connected with the beneficial use or enjoyment of the Property and the improvements located thereon;

1.2 All of Seller’s right, title and interest in and to all apparatus, fittings and fixtures in or on the Land or Improvements or which are affixed or attached thereto, including but not limited to the mechanical systems, electrical systems, plumbing systems and heating systems and air conditioning systems, used in connection with, or located in or on, the Land or Improvements (the “Fixtures”), provided that the Fixtures shall not include any fixtures (whether or not constituting real property under applicable law) or trade fixtures solely used in the production of vehicles conducted on the Property (including, without limitation, the cranes, jibs, frame stands, floor-mounted subframe fixtures, bridges, gantries and floor mounted lifts and any fixtures related thereto) (collectively, the “Workhorse Fixtures”), whether same are affixed to the Property or not;

1.3 All of Seller’s right, title and interest in and to any trademarks, copyrights, trade secrets, intellectual property and other intangible property relating solely to the Property (including, without limitation, the intangible property, if any, used solely in connection with the ownership, use, maintenance, or operation of the Property as real estate), but not to Seller or its affiliates (or to the operation of the business operated by Seller upon the Property) (the “Intangibles”);

1.4 All of Seller’s right, title and interest in and to all third party warranties and guaranties, if any, relating to the Property (collectively, the “Warranties”);

1.5 All of Seller’s right, title and interest in and to all consents, authorizations, rights, entitlements, development rights, variances or waivers, licenses, permits and approvals from any governmental, municipal or quasi-governmental agency, department, board, commission, bureau, authority or other entity or instrumentality (collectively, “Governmental Authority”) having jurisdiction over, or relating to, the Property (collectively, the “Approvals”), provided that Approvals shall not include any licenses, permits or approvals (“Operating Permits”) required solely for the business operated by Seller upon the Property;

1.6 All of Seller’s right, title and interest in and to all construction, operating and reciprocal easement agreements affecting the Property (the “REAs”), including, without limitation, any rights of Seller as a declarant, operator, approving party or like authority thereunder;

1.7 All of Seller’s right, title and interest in and to all plans and specifications, as-built architectural drawings, other architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Property (the “Plans and Studies”);

1.8 All of Seller’s right, title and interest in and to any award or payment made or to be made in lieu of any of the foregoing or any portion thereof.

The Land, the Improvements, the Fixtures, the Intangibles, the Warranties, the Approvals, the REAs, and the Plans and Studies are herein collectively referred to as the “Property”. Seller shall transfer to Purchaser all of Seller’s interest of every kind or nature in the Land, the Improvements, the Fixtures, the Lease, the Intangibles, the Warranties, the Approvals, the REAs, the Plans and Studies, and all other interests of Seller in and to the Property.

Notwithstanding the foregoing, in no event shall the Property include the Workhorse Fixtures any fixtures (whether or not constituting real property under applicable law) or trade fixtures, furnishings furniture, or equipment located on the Property and used in the operation of the business operated upon the Property or the maintenance of the Property or any equipment or Improvements, including but not limited to office equipment and furniture, manufacturing equipment (including but not limited to equipment used in the production of vehicles conducted on the Property), tools and supplies, and maintenance equipment; any Operating Permits; or any of the Seller’s right, title and interest in and to all assignable contracts and agreements relating to the repair, maintenance, management or operation of the Property or any equipment or Improvements.

Section 2. The Purchase Price.

2.1 The Purchase Price (the “Purchase Price”) for the Property is Twenty Million and No/100 Dollars ($20,000,000.00) to be paid at the Closing, plus or minus prorations and adjustments to be made pursuant to and in accordance with this Agreement, in good immediately available United States funds by wire transfer to First American Title Insurance Company, 1850 K St. NW, Ste. 1225, Washington, DC 20006, Attention: Josh Slan (“Escrow Agent” or “Title Company”) on or before the Closing Date (as hereinafter defined) for disbursement in accordance with a mutually agreed closing statement.

2.1.1 Seller and Purchaser agree that no portion of the Purchase Price is or shall be allocated to personal property.

2.2 Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any financing for the acquisition of the Property, provided, however, Seller shall cooperate (without cost to Seller) with any and all requests by Purchaser’s equity and/or debt partners if applicable, with respect to the within transaction, provided that no such request shall delay the Closing or result in additional cost to Seller.

Section 3. Initial Property Information.

3.1 Prior to the Effective Date, Seller delivered to Purchaser or make available to Purchaser via electronic means or dropbox access, copies of the following: a recent title commitment issued to Seller with respect to the Property which excludes the RCU Transferred Parcel (as hereinafter defined) transferred by Seller and includes the RCU Swap Parcel (as hereinafter defined) received by Seller (the “Initial Commitment”), a recent ALTA survey of the Property (which does not currently exclude the 7.861 acre parcel (the “RCU Transferred Parcel”) that had been recently conveyed and transferred by Seller to the Randolph County Community Economic Development Foundation, Inc. (“RCU”), nor does it include the approximately 12 acre parcel (the “RCU Swap Parcel”) that was received by Seller from RCU in exchange therefor (the “Survey”), a recent Phase I Environmental Site Assessment of the Property (the “Phase I”), a recent property condition assessment of the Improvements (the “PCA”), a recent zoning report concerning the Property (the “Zoning Report”), and the other documents relating to or concerning the maintenance and operation of the Property listed on Schedule 1 (collectively, the “Initial Property Information”). Purchaser acknowledges that like the Survey, the Zoning Report included in the Initial Property Information does not currently include the RCU Swap Parcel. All due diligence costs including, without limitation, all costs of building and site inspections, any updates (including changing or adding certifications, if the applicable third party charges an additional fee therefor) to the Survey, the Phase I or the PCA, and any new engineering, environmental and/or other reports or inspections undertaken by Purchaser, shall be paid for by Purchaser.

3.2 Prior to the Effective Date, Seller has provided Purchaser and/or its designated agents or representatives access to the Property to conduct, at Purchaser’s sole cost and expense, due diligence with respect to the Property. Purchaser (i) shall indemnify, defend and hold Seller and, as the case may be, its directors, members, managers, officers, employees and agents harmless from and against all Claims (as hereinafter defined) asserted against Seller and its directors, members, managers, officers, employees and agents (including, without limitation, any claims by invitees of the Property) arising from Purchaser’s due diligence activities on or about the Property, excluding from the foregoing indemnity any Claims relating to latent defects or pre-existing conditions or issues, and/or matters merely discovered during Purchaser’s due diligence activities, and/or the gross negligence or willful misconduct of Seller, or any of its agents or representatives; (ii) shall promptly repair any material physical damage to the Property actually caused by Purchaser’s inspections, and in such event, Purchaser shall restore the affected area to its condition immediately prior to Purchaser’s access, reasonable wear and tear excepted; and (iii) at its sole cost and expense, as promptly as possible but in no event more than sixty (60) days after Purchaser’s receipt of written notice thereof, discharge of record any liens or encumbrances that are filed or recorded as the result of any inspections, investigations or other due diligence activities conducted by Purchaser and/or its designated agents or representatives. Purchaser will provide Seller with a copy of any sampling results or reports relating to any borings, drillings, samplings or invasive testing done by or at the request of Purchaser on or at the Property, if Seller gave its consent for such investigations, provided, however, that any results or reports shall be delivered to Seller without any representation or warranty, express or implied, as to the accuracy or completeness of the same. Purchaser’s liabilities under this Section 3.2 shall survive the Closing or earlier termination of this Agreement.

Section 4. Title.

4.1 Seller shall convey, and Purchaser shall accept, good, marketable, and insurable fee simple title to the Property, free and clear of all liens and encumbrances, subject only to the Permitted Exceptions (hereinafter defined in Section 4.1.2).

4.1.1 Purchaser has ordered a current title insurance commitment (the “Title Commitment”) to be issued by the Title Company and at Purchaser’s election, an update to the Survey. Purchaser shall cause copies of the Title Commitment, all documents of record which are listed as exceptions in the Title Commitment and the Survey to be delivered to Seller.

4.1.2 Seller shall, prior to the Closing Date, satisfy all of the title requirements shown in the Title Commitment that require the delivery of documents by the Seller to the Title Company or the taking of actions by Seller and will deliver to the Title Company at Closing an owner’s title affidavit and gap indemnity in a form acceptable to Seller and the Title Company. Seller shall cause to be removed, satisfied, or discharged at or prior to the Closing: (i) any mortgage, deed of trust, or other security instrument, assignment of rents and leases and/or UCC financing statements entered into by Seller and encumbering the Property, any monetary liens, monetary encumbrances, security interests, judgments, mechanic’s or materialmen’s liens, tax liens or other voluntary or involuntary liens consented to by Seller or arising from any act or omission of Seller which encumbers any part of the Property, and (ii) any liens or encumbrances which can be satisfied by the payment of a readily ascertainable sum (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). Any title matters and/or exceptions set forth in the Title Commitment or the state of facts shown on the Survey with respect to (a) Tenant’s leasehold interest in the Property that is to commence as of Closing; (b) easements, restrictions and covenants of record, (c) any matters disclosed by the Survey, (d) the lien of nondelinquent real estate taxes and assessments not yet due and payable, (e) legal highways and rights of way, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”.

4.1.3 At Closing, it shall be a condition to the breaking of escrow that the Title Company shall issue an ALTA Extended Owners Policy of Title Insurance to Purchaser in the amount of the Purchase Price payable on the Closing Date, insuring that Purchaser has good and marketable fee simple title to the Property, subject only to the Permitted Exceptions, showing that all taxes, assessments, and municipal charges which are due prior to the Closing Date have been paid (collectively, the “Title Policy”).

Section 5. Closing Date. The sale contemplated by this Agreement shall be consummated and closed through an escrow arrangement with the Title Company on the Effective Date. The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Purchaser and the Title Company. The consummation and the closing of the purchase and sale of the Property as contemplated by this Agreement are herein referred to as the “Closing”, and the date of Closing is herein referred to as the “Closing Date”.

Section 6. “AS IS” SALE, RELEASE.

6.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PROPERTY IS BEING SOLD AND PURCHASER IS ACQUIRING THE PROPERTY IN AN “AS IS,” “WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE EFFECTIVE DATE, SUBJECT TO NORMAL WEAR AND TEAR AND DAMAGE BY FIRE OR OTHER CASUALTY AS SET FORTH BELOW. Notwithstanding the foregoing, nothing contained in this Agreement or in this Section 6 shall release or waive Purchaser’s rights or remedies with respect to: (i) any claims arising from a breach of Seller’s representations, warranties, covenants or obligations under this Agreement or any document executed in connection with the Closing, (subject to the limitations on such claims expressly set forth in this Agreement), (ii) fraud, intentional misrepresentation or willful misconduct by Seller or its agents, or (iii) any rights, claims, or remedies Purchaser may have under the Lease with respect to Lessee’s (as defined in the Lease) obligations relating to the Property. Except for claims made against Purchaser or the Property by unrelated third parties arising prior to Closing and except as expressly set forth herein, Purchaser, for itself and each “Purchaser Party” (as defined below), does hereby release each of the “Seller Parties” (as defined below) (excluding Tenant under the Lease) from any claims or liabilities which any such party has or may have, to the extent arising from facts or circumstances first occurring prior to Closing, arising from or related to any matter or thing related to or in connection with the Property, including but not limited to, the Property Information, physical condition, construction defects, environmental matters, and errors or omissions in design or construction, other than claims arising from (i), (ii), or (iii) above. This release shall not apply to any claims based on Seller’s knowing failure to disclose material defects or conditions that materially impair the use, value, or safety of the Property. As used in the Agreement, “Seller Parties” means Seller, any parent entity, subsidiary or affiliate of Seller, and their respective shareholders, directors, members, managers, partners, officers, employees, successors and assigns; and “Purchaser Parties” means Purchaser, any parent entity, subsidiary or affiliate of Purchaser, and their respective shareholders, directors, members, managers, partners, officers, employees, successors and assigns.

6.2 Purchaser acknowledges that Purchaser is a sophisticated buyer of real estate that is familiar with this type of property. Except as otherwise specifically set forth in this Agreement, and to the maximum permitted by law, no patent or latent condition affecting the Property in any way, whether or not known or discoverable or hereafter discovered, shall affect Purchaser’s obligations hereunder, nor shall any such condition give rise to any right of damages, rescission or otherwise against Seller.

6.3 Except as specifically set forth in this Agreement or in any document executed at Closing, neither Seller nor any of the Seller Parties nor any agent nor any representative nor any purported agent or representative of Seller or any of the Seller Parties have made, and neither Seller nor any of the Seller Parties are liable for or bound in any manner by (and Purchaser has not relied upon), any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof.

6.4 Except as otherwise expressly set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any of the Property Information (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Property. Purchaser has conducted its own due diligence and, except as set forth herein (including, without limitation, Seller’s representations and warranties), is relying solely upon such investigations in electing to proceed with this transaction. Notwithstanding the foregoing or anything stated to the contrary, nothing herein shall release Seller from liability for fraud or for knowingly providing materially false or misleading due diligence materials.

6.5 THE DISCLAIMERS, RELEASES AND OTHER PROVISIONS SET FORTH IN THIS SECTION 6 SHALL SURVIVE THE CLOSING AND SHALL NOT MERGE THEREIN OR INTO ANY DOCUMENTS EXECUTED IN CONNECTION THEREWITH, BUT SHALL NOT LIMIT OR OVERRIDE ANY RIGHTS OF PURCHASER EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING.

Section 7. Satisfaction of Liens; Violations.

7.1 If at the Closing there are any liens or Seller’s Required Removal Items on the Property which Seller agrees or is obligated to pay and discharge hereunder, either Purchaser or Seller shall have the right to instruct the Title Company to use any cash portion of the Purchase Price to satisfy and discharge such items at Closing. Seller shall deliver to the Title Company at or before the Closing acceptable pay-off letters from any lien holders verifying the amounts to be paid at the Closing to satisfy and release such liens or Seller’s Required Removal Items of record, and Seller authorizes the Title Company to use the Purchase Price (or a portion thereof) to pay such liens or Seller’s Required Removal Items, such that Title Company will issue at the Closing the Title Policy without exception thereto; the mere existence at the Closing of any such liens or Seller’s Required Removal Items to be satisfied and released out of the Purchase Price shall not be deemed unsatisfied Objections to title.

7.2 Any and all outstanding and uncured violations or notices of violations of law or municipal ordinances, sidewalk notices/liens, written orders or requirements issued by the municipality and/or governmental agencies or authorities having jurisdiction over the Property as of the Closing Date shall be removed or complied with by the Seller (or by Tenant following the Closing if any cure period for any such violation extends past the Closing Date), and Seller shall similarly be required to, at its sole cost and expense, cause the discharge, at Closing, of any outstanding and uncured monetary fines or penalties assessed against the Property in connection with said violations or notices of violations which are due and payable prior to the Closing Date. For avoidance of doubt, any such uncured violations as of the Closing Date shall not be deemed Permitted Exceptions unless Purchaser has waived such objection in writing.

Section 8. Representations, Warranties and Covenants.

8.1 Seller hereby represents, warrants and covenants for the sole, exclusive and limited benefit of Purchaser as of the Effective Date as set forth below in this Section 8. Purchaser acknowledges that certain real property more particularly described on Exhibit “A-2” (together with the improvements on such parcel, the “Warehouse Property”) is, as of the date of Seller’s most recent title commitment, owned by Indiana Avenue Holdings, LLC, a Minnesota limited liability company (“Indiana Holdings”) and leased to Seller. Seller is not the owner of fee simple title to the Warehouse Property, and any representations or warranties that may apply to the Warehouse Property are made by Seller in its capacity as the tenant thereof and Seller’s knowledge (being that of a tenant and not of a fee owner) is limited accordingly:

8.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is entitled to and has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and all other agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller, and to carry out the transactions contemplated hereby.

8.1.2 The execution of this Agreement by Seller, the consummation of the transactions herein contemplated has been duly authorized by all requisite action on the part of Seller, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller and this Agreement has been and all documents to be delivered by Seller pursuant to this Agreement, will be, duly executed and delivered by Seller, and all members or officers of Seller who execute the instruments contemplated by this Agreement will be duly authorized and empowered on behalf of Seller to do so and to enter into all transactions contemplated by this Agreement and by such instruments. This Agreement has been, and the documents contemplated herein will be, duly executed and delivered (or caused to be duly executed and delivered) by Seller, and when mutually executed and delivered will constitute the legal, valid and binding obligations of Seller or Tenant, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

8.1.3 Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Seller was organized and/or operates, or any applicable law, rule, regulation, order, writ, injunction or decree of any Governmental Authority, or of any instrument or agreement to which Seller is a party or by which Seller is bound or any order or decree applicable to Seller, nor will it result in the creation or imposition of any lien on the Property nor will it result in the termination or the right to terminate any agreement to which Seller is a party which affects the Property, and other than required notice to Seller’s lender (if applicable), no consent, joinder, approval, authorization or order of any Governmental Authority or third party is required for the execution of this Agreement and the documents contemplated herein by Seller or Tenant or the carrying out by Seller or Tenant of the transactions contemplated herein.

8.1.4 Seller owns fee simple title to the Property and, at Closing, will convey fee simple title to the Property to Purchaser in the condition required by Section 4.1 above. The Property is assessed as one or more tax lots that are separate and distinct from any other tax lots.

8.1.5 As of the Closing Date, there will be no leases, licenses, occupancy agreements or similar agreements affecting the Property or any part thereof (except for to the Lease to be entered into with Tenant at Closing), and no party has been granted by Seller any license, lease, occupancy agreement, or other right of possession of the Property, or any part thereof. There are no tenants, subtenants, licensees, or other occupants or persons having any rights or asserting any claims for occupancy or possession of any space at the Property claiming by, through or under Seller, except Tenant, pursuant to the Lease to be entered into with Tenant at Closing.

8.1.6 There are no actions, suits, litigation, arbitration, judicial or administrative action, or other proceedings by any person, firm, corporation, or by any Governmental Authority now pending or, to Seller’s knowledge, threatened in writing against or affecting the Property or any part thereof, or against or affecting Seller or Tenant that (i) could reasonably be expected to adversely affect the current use, operation, or value of the Property, (ii) could reasonably be expected to adversely affect Seller’s ability to perform its obligations under this Agreement or Tenant’s ability to perform its obligations under the Lease; (iii) could reasonably be expected to prevent, restrain, prohibit, delay or enjoin Seller from entering into or performing its obligations under this Agreement and transferring the Property to Purchaser at Closing; or (iv) could reasonably be expected to prevent, restrain, prohibit, delay or enjoin Tenant from entering into or performing its obligations under the Lease; or (v) involve any proposed change in any private restriction applicable to the Property.

8.1.7 Seller is not a foreign person, as defined in Section 1445 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (the “Code”), and in any applicable state laws for the state in which the Property is located.

8.1.8 Seller has not received any written notice of and has no knowledge of any pending or threatened (a) eminent domain proceedings affecting the Property, in whole or in part, (b) assessments against the Property not reflected in the current tax duplicate or tax bills, or (c) action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property. As long as this Agreement is in effect Seller has not and shall not, without the prior written consent of Purchaser, take any action before any Governmental Authority, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, or ingress to or egress from the Property and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations, or the ingress to or egress from the Property.

8.1.9 There are no employees of Seller at the Property or any collective bargaining agreements, employee benefit plans or other employee agreements affecting the Property that will be binding upon Purchaser after Closing. Seller is not a “plan” within the meaning of Section 4975(e) of the Code, and the transaction contemplated by this Agreement is not a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of the Employee Income Security Act of 1974, as amended, or is covered by an individual or class exemption from the prohibited transaction rules.

8.1.10 Schedule 2 contains a list of the existing insurance policies maintained by Tenant with respect to the Property (the “Existing Insurance Policies”). Seller has received no written notice from any insurance company or board of fire underwriters requesting the performance of any work or alterations with respect to the Property that has not been performed or required an increase in insurance rates applicable to the Property as a result of a failure to perform any such requested work or alterations. There is no outstanding written notice from any insurance company of a default, cancellation, or non-renewal under any Existing Insurance Policies. Seller has not received any written notice or demand from any insurance company to correct or change any physical condition on the Property or any practice of Seller. Each of the Existing Insurance Policies is in full force and effect, and Seller is in compliance in all material respects with the requirements of each of the Existing Insurance Policies.

8.1.11 On the Closing Date, there will be no contract or agreement in effect for the leasing or management of the Property for or pursuant to which Purchaser shall be bound.

8.1.12 Seller has not (i) commenced (within the meaning of any federal or state bankruptcy law) a voluntary bankruptcy case or assignment for the benefit of creditors, (ii) consented to the entry of an order for relief against it in an involuntary bankruptcy case, or (iii) consented to the appointment of a receiver for or custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a receiver for or custodian of Seller for all or any substantial part of its property.

8.1.13 Seller has not received any uncured written notice from any Governmental Authority of the violation of any Environmental Laws (as hereinafter defined) or of the presence or use of Hazardous Materials (as hereinafter defined) in violation of any Environmental Laws. Seller has received no written notices of any investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority which are pending or threatened in connection with any Environmental Activity or alleged Environmental Activity. “Environmental Activity” means any actual, proposed or threatened storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials from, under, into or on the Property or otherwise relating to the Property or the use of the Property, or any other activity or occurrence that causes or would cause any such event to exist, except, in each case, for such quantities and concentrations of Hazardous Materials as (a) are reasonably and customarily required for the conduct of the business in question and are present in strict compliance with all Environmental Laws or (b) are in concentrations or amounts which would not require corrective action or remediation under Environmental Laws. “Environmental Laws” means all laws, codes, ordinances, orders, requirements or regulations of any Governmental Authority which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials. “Hazardous Materials” shall mean:

(i) Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the: Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et. seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. § 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et. seq.; the Emergency Planning and Community Right-to-Know Act (“EPCRA”), 42 U.S.C. § 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et. seq. or any equivalent state or local laws or ordinances; or the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq. or any equivalent state or local laws or ordinances;

(ii) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(iii) Any material waste or substance which is (A) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317) or (B) radioactive materials; and

(iv) These substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” or “solid waste” in the Hazardous Waste Management Act of 1978.

8.1.14 Seller has not entered into any undertakings or commitments with any Governmental Authority, utility company, association, or any other organization or group of individuals relating to the Property, which require the payment of money or the performance of any duty, including any obligation to make any contribution or dedication of land, or to construct, install or maintain any improvements of a public or private nature, in connection with the ownership of the Property.

8.1.15 Seller has not transferred or conveyed (or agreed to transfer or convey) any air or development rights or any other rights appurtenant to the Property.

8.1.16 Seller has not received any written notice (which has not been cured) from any Governmental Authority that the Property is in violation in any respect of any federal, state or local governmental order, regulation, statute, code or ordinance (including, without limitation, The Americans With Disabilities Act (and analogous state and local requirements) and zoning laws, regulations and ordinances) dealing with the ownership, use, construction, operation, safety or maintenance thereof. Seller has not received written notice (that has not been cured) that there is any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof from any party thereto or beneficiary thereof. Seller has not commenced any tax reduction proceedings.

8.1.17 No person or entity has any option, right of first refusal, right of first offer, right of reverter, reversionary interest, or other right with respect to the purchase or acquisition of the Property or any interest therein, or any interest in Seller (other than any such interest which Purchaser may have as landlord under the Lease to be signed at Closing).

8.1.18 Seller has not received any written notice of any interruption, suspension, or material defect in the supply of water, electricity, gas, sewer, or other utility services to the Property, and all such services are being supplied to the Property in the ordinary course of business.

8.1.19 Schedule 3 includes a complete list of all of the of utility contracts, service contracts and other agreements now or hereafter entered into by Seller and used in the ownership, use or operation of the Property to which Seller is a party (collectively, “Contracts”). Seller has provided Purchaser with a true and complete copy of each Contract in its possession. To Seller’s knowledge, each such Contract is in full force and effect.

8.1.20 The list of permits in Schedule 4 is, to Seller’s knowledge, a complete list of all governmental permits, licenses, and approvals (excluding planning and zoning approvals and certificates of occupancy) necessary in order to permit Seller to operate the Property for manufacturing, assembly, storage and related office uses (excluding, for the avoidance of doubt, such permits, licenses or approvals (x) relating solely to Seller’s business and not the Property itself, and (y) the failure to obtain or maintain would not reasonably be expected to have a material adverse effect on the ability to operate the Property for its current use and/or the value of the Property) (the “Permits”). Seller has provided Purchaser with a true and complete copy of each Permit in its possession. Seller has not received written notice of any pending or threatened suspension, cancellation or amendment of any such Permit.

8.1.21 To Seller’s knowledge, the list of plans in Schedule 5 is a complete list of all building plans, specifications and drawings with respect to the Improvements in the possession of Seller (the “Plans”). Seller has delivered to Purchaser correct and complete copies of the Plans.

8.1.22 The list of warranties in Schedule 6 is a complete list of all assignable guaranties or warranties with respect to the Improvements, if any, which are currently force (the “Warranties”) and in the possession of Seller. To Seller’s knowledge, Seller has delivered to Purchaser correct and complete copies of the Warranties in Seller’s possession.

8.1.23 The Property and the Warehouse Property together constitute all real property interests necessary for the continued use, operation, and conduct of the business currently conducted by Seller, Tenant and their affiliates (as applicable) in Union City, IN (such property interests collectively, the “Union City Campus”), in substantially the same manner as such business is being conducted as of the Effective Date.

8.1.24 Except as disclosed on Schedule 7 attached hereto, neither Seller nor Tenant is a party to any lease, sublease, license, occupancy agreement, or other similar agreements relating to the Union City Campus.

8.1.25 (i) The Sublease Agreement dated as of November 15, 2021 by and between Indiana Holdings and Workhorse Group Inc., a Nevada corporation (the “Sublease Agreement”) is in full force and effect, (ii) there exists no default or event which, with the passage of time or the giving of notice (or both), would constitute a default by Seller, Tenant, or any affiliate under the Sublease Agreement; (iii) all rents and other amounts due and payable under the Sublease Agreement prior to the Effective Date have been paid in full; and (iv) Seller, Tenant, or its affiliate has not received or delivered any written notice of termination, non-renewal, default, or breach under the Sublease Agreement that remains uncured.

Seller shall and does hereby indemnify against and hold Purchaser harmless from any loss, damage, liability and expense, together with court costs and reasonable attorney’s fees, which Purchaser may incur by reason of any intentional misrepresentation or willful misconduct by Seller or any material breach of its covenants contained in this Agreement. Notwithstanding the foregoing or anything stated to the contrary, nothing in this Agreement shall limit, impair, or be deemed to release or discharge any obligation of Tenant under the Lease to repair, remediate, or otherwise comply with any covenant or obligation thereunder, including in connection with any matter that is the subject of or relates to a breach or inaccuracy of any representation or warranty of Seller under this Agreement.

As used in this Agreement, the words “Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Bob Ginnan, CFO; Brad Hartzell, Vice President, Manufacturing, Ryan Gaul, President - Commercial Vehicles; Jim Harrington, General Counsel, Chief Compliance Officer and Secretary; and Rick Dauch, Chief Executive Officer; without any duty of inquiry or investigation, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate of Seller. To the extent Purchaser acquires actual knowledge of any inaccuracy in a representation and warranty of Seller in this Agreement and the Closing occurs, such representation and warranty shall be deemed modified to reflect the inaccuracy known by Purchaser.

8.2 Purchaser hereby warrants and represents for the sole, exclusive and limited benefit of Seller as of the Effective Date, as follows:

8.2.1 Purchaser is and will continue at all times to be a limited liability company, duly organized, validly existing and in good standing in the state of its formation. Purchaser has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and all other agreements, instruments and documents herein provided to be executed or to be caused to be executed by Purchaser and to carry out the transactions contemplated hereby.

8.2.2 The execution of this Agreement by Purchaser, the consummation of the transactions herein contemplated has been duly authorized by all requisite action on the part of Purchaser, and the execution and delivery of all documents to be executed and delivered by Purchaser, have been or will be duly authorized by all requisite action on the part of Purchaser and this Agreement has been and all documents to be delivered by Purchaser pursuant to this Agreement, will be, duly executed and delivered by Purchaser, and all members or officers of Purchaser who execute the instruments contemplated by this Agreement will be duly authorized and empowered on behalf of Purchaser to do so and to enter into all transactions contemplated by this Agreement and by such instruments. This Agreement has been, and the documents contemplated herein will be, duly executed and delivered by Purchaser, and when mutually executed and delivered will constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

8.2.3 Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Purchaser was organized and/or operates, or any applicable law, rule, regulation, order, writ, injunction or decree of any Governmental Authority, or of any instrument or agreement to which Purchaser is a party or by which Purchaser is bound or any order or decree applicable to Purchaser, nor will it result in the termination or the right to terminate any agreement to which Purchaser is a party, and no consent, joinder, approval, authorization or order of any Governmental Authority or third party is required for the execution of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated herein.

8.2.4 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, proceeding for the appointment of a receiver or custodian for any of Purchaser’s property, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser or any creditors of Purchaser.

8.2.5 Purchaser is not acquiring the Property with the assets of a “plan” within the meaning of Section 4975(e) of the Code; and the transaction contemplated by this Agreement is not a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of the Employee Income Security Act of 1974, as amended, or is covered by an individual or class exemption from the prohibited transaction rules.

Notwithstanding the foregoing, Purchaser shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with court costs and reasonable attorney’s fees, which Seller may incur by reason of any intentional misrepresentation or willful misconduct by Purchaser or any material breach of its covenants contained in this Agreement.

8.3 Patriot Act.

8.3.1 Each party hereto hereby represents and warrants to the other that neither such party is knowingly in violation of any laws relating to terrorism or money laundering, including the Executive Order (as hereinafter defined) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

8.3.2 Each party hereby represents and warrants to the other that neither such party nor, to its actual knowledge, any of its respective constituents or affiliates is a “Prohibited Person” which is defined as follows: (1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order. (3) a person or entity with whom such party is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (4) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (5) a person or entity that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; and (6) a person or entity who is affiliated with a person or entity listed above.

8.3.3 Each party hereby represents and warrants to the other that neither such party nor, to its knowledge, any of its affiliates or constituents (i) conducts any business or engages in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deals in, or otherwise engages in any transaction relating to any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act. This provision shall survive the Closing.

8.4 The representations and warranties set forth in Section 8.1, Section 8.2 and Section 8.3 hereof shall survive the Closing for a period of one (1) year, and shall no longer be actionable unless and to the extent that a party provides written notice of a claim to the other party, stating the nature of the claim and the specific breach or breaches claimed in reasonable detail, within such one (1) year period. In no event shall Purchaser be entitled to make a claim for breach of such representations or warranties and Seller shall have no liability in connection therewith (i) unless and until the aggregate amount of all such claims exceeds $50,000.00 (the “Basket”), provided, however, that once the aggregate amount of such claims exceed the Basket, Purchaser shall be entitled to recover the full amount of such claims from the first dollar, and not just the amount in excess of the Basket; or (ii) for any amount in excess of Six Hundred Thousand and No/100 Dollars ($600,000.00) in the aggregate.

Section 9. Intentionally deleted.

Section 10. Conditions to Obligations to Close. The obligations of Seller and Purchaser, respectively, to complete the Closing are conditioned on the execution and delivery of all of the documents and other items required pursuant to this Agreement, simultaneously with the Closing , and Seller’s performance of its obligations under Sections 4.1.2 and 7.2.

Section 11. Closing Documents.

11.1 At the Closing, Seller shall deliver, or cause the delivery of, the below documents to the Title Company and Purchaser, except for the Lease and materials referred to in Section 11.1.13, as to which delivery at the Closing shall be coordinated with Purchaser.

11.1.1 a limited warranty deed in the form of Exhibit “B-1” attached hereto and made a part hereof, executed by Seller and acknowledged by a notary public and in proper statutory form for recording, and reasonably acceptable to the Title Company, conveying fee title to the Property to Purchaser subject only to the Permitted Exceptions (the “Deed”);

11.1.2 the Lease in the form of Exhibit “B-2” attached hereto and made a part hereof, executed by Tenant, and payment of all amounts payable under the Lease upon the execution thereof;

11.1.3 a memorandum of lease in the form of Exhibit “B-3” attached hereto and made a part hereof (the “Memorandum of Lease”), executed by Tenant and acknowledged by a notary public;

11.1.4 a general assignment transferring Seller’s right, title and interest in and to Warranties, Approvals and Intangibles, in the form of Exhibit “B-4” attached hereto and made a part hereof, executed by Seller;

11.1.5 intentionally omitted.

11.1.6 a FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Code);

11.1.7 the Indiana Sales Disclosure Form (State Form 46021) (“Sales Disclosure Form”), executed by Seller;

11.1.8 a mutually agreed final closing statement setting forth the Purchase Price due at the Closing and all closing credits and adjustments expressly provided for in this Agreement (the “Closing Statement”) executed by Seller;

11.1.9 such organizational documents and authorization documentation of each party comprising Seller and such other instruments and documents executed by Seller (including without limitation, an owner’s title affidavit and gap indemnity in a form reasonably acceptable to the Seller and the Title Company) as shall be reasonably required by, and satisfactory to, Purchaser and the Title Company to consummate this transaction;

11.1.10 to the extent not previously provided to Purchaser in accordance with the terms of the Lease, certificates evidencing the insurance coverage, limits and policies to be carried by Tenant under and pursuant to the terms of the Lease and endorsements naming Purchaser as an additional insured or loss payee, as applicable;

11.1.11 the Merger Agreement, executed by Purchaser and Seller and/or their respective affiliates; and

11.1.12 Intentionally omitted;

11.1.13 such other instruments and documents required to be delivered by Seller to Purchaser at Closing as otherwise set forth in this Agreement, or which shall be reasonably requested or necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement.

11.2 At the Closing, Purchaser shall deliver to the Title Company the following documents in addition to payment of the Purchase Price due at the Closing (except for the Lease and materials referred to in Section 11.2.9, as to which delivery at the Closing shall be coordinated with Seller):

11.2.1 the Lease, executed by landlord;

11.2.2 the Memorandum of Lease, executed by landlord and acknowledged by a notary public;

11.2.3 intentionally omitted.

11.2.4 the Sales Disclosure Form, executed by Purchaser;

11.2.5 the Closing Statement, executed by Purchaser;

11.2.6 to the extent not previously provided to Tenant in connection with the Lease, ACH or wiring instructions to facilitate the timely payment by Tenant of the rent due under the Lease, together with a W-9 form executed by landlord;

11.2.7 such organizational documents and authorization documentation of each party comprising Purchaser as shall be reasonably required by, and satisfactory to, Seller and the Title Company to consummate this transaction;

11.2.8 the Merger Agreement, executed by Purchaser and Seller and/or their respective affiliates; and

11.2.9 such other instruments and documents required to be delivered by Purchaser to Seller at Closing as otherwise set forth in this Agreement, or which shall be reasonably requested or necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Purchaser not expressly required under this Agreement.

Section 12. Brokerage. Seller and Purchaser mutually represent and warrant to each other that there are no brokers, finders, consultants or other such parties that have been involved by them in this transaction other than CBRE (“Broker”) and N/a (“Purchaser’s Consultant”). Seller shall pay any brokerage commission payable to Broker in connection with the closing of the transaction contemplated herein pursuant to a separate agreement between Seller and Broker, and Seller agrees to indemnify, defend and hold Purchaser harmless against any demands, claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees, arising out of or resulting from any claim by the Broker for such commission. Purchaser shall pay any advisory or consulting fee payable to Purchaser’s consultant in connection with the closing of the transaction contemplated herein pursuant to a separate agreement between Purchaser and Purchaser’s Consultant, and Purchaser agrees to indemnify, defend and hold Seller harmless against any demands, claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees, arising out of or resulting from any claim by Purchaser’s Consultant for such fee. Seller and Purchaser shall indemnify, defend and hold harmless the other against any demands, claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees, arising out of or resulting from the breach of their respective representations and/or agreements hereunder. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.

Section 13. Notices. All notices, demands, request or other communications hereunder to either party shall be in a writing signed by the parties to this Agreement or their respective attorneys and shall be sent by (a) hand or personal delivery, (b) overnight courier service, (c) certified mail, return receipt requested, or (d) e-mail. Notices sent by hand or personal delivery or overnight courier service shall be effective on the date of receipt. Notices sent by certified mail shall be effective on the date which is three (3) business days after post mark. Notices sent by e-mail shall be effective on the same business day as sent, if confirmed by a reply email or “read receipt”. All notices shall be addressed as follows:

If to Seller:	Workhorse Motor Works Inc.
c/o Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241
Attention: Jim Harrington, General Counsel
E-Mail: jim.harrington@workhorse.com

With a copy to:	Frost Brown Todd LLP
3300 Great American Tower
Cincinnati, Ohio 45202
Attention: John C. Krug, Esq.
E-Mail: jkrug@fbtlaw.com

If to Purchaser:	Mango Workhorse, LLC
[Omitted.]

With a copy to:	DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, Texas 78701
Attention: Brent Bernell
E-Mail: brent.bernell@us.dlapiper.com

Either party may at any time change the address for notices to such party by giving a notice as aforesaid. A notice may be given or received by either a party or such party’s attorney.

Section 14. Prorations and Costs.

14.1 Seller and Purchaser agree that any apportionments or prorations to be made pursuant to the terms hereof shall be made as of midnight (Eastern time) of the day preceding the Closing Date, with Purchaser receiving credit and bearing costs for Closing Date and thereafter, and Seller receiving credit and bearing costs for the period prior to the Closing Date. Any errors or omissions in computing apportionments or prorations at Closing shall be promptly corrected. The obligations set forth in this Section 14 shall survive the Closing.

14.2 Inasmuch as the Lease is a net lease, there will be no prorations of costs or expenses relating to the Property at Closing, other than, if applicable, prorations of the monthly base rent payable by Tenant under the Lease for the calendar month in which the Closing occurs.

14.3 If, after Closing, it is determined that any item of income or expense was apportioned or prorated at Closing in error or on the basis of an estimate, or if it is determined that the parties failed to apportion or prorate an item at Closing which should have been prorated in accordance with this Agreement, Purchaser and Seller promptly upon discovery of such error, agree to calculate in good faith the proper apportionments or prorations of such item that should have been made, and, if it is determined that either party is required to pay the other a sum based on such post-Closing apportionment or proration, the party owing such sum shall pay the same to the other within fifteen (15) days after such amount has been determined.

14.4 Purchaser’s Costs. Purchaser shall pay:

14.4.1 The fees and disbursements of Purchaser’s counsel, accountants and advisors, and Purchaser’s due diligence costs as set forth in Section 3.1 hereof;

14.4.2 One-half (1/2) of any closing escrow fees of the Title Company;

14.4.3 The cost of the Title Policy, the title search and exam fees relating to the Title Commitment, any charges for endorsements to the Title Policy and any fees for the recording of the Deed; and any search and exam fees, commitment fees, title premiums and endorsement costs for any loan policy of title insurance issued to Purchaser’s lender, and the cost of recording any mortgage, assignment of rents or other security documents relating to Purchaser’s financing (if any);

14.4.4 The cost of any update to the Survey (including changing or adding certifications, if the applicable third party charges an additional fee therefor) or if Purchaser obtains a new survey;

14.4.5 Any costs relating to any financing obtained by Purchaser (including, without limitation, any mortgage taxes); and

14.4.6 The fees payable to Purchaser’s Consultant.

14.5 Seller’s Costs. Seller shall pay:

14.5.1 The fees and disbursements of Seller’s counsel, accountants and advisors;

14.5.2 One-half (1/2) of any closing escrow fees of the Title Company;

14.5.3 The cost of releasing and/or discharging all liens, judgments, Seller’s Required Removal Items, and other encumbrances, including, without limitation, any existing mortgages on the Property, that are to be released, cured, and/or discharged under this Agreement by Seller, including the cost of recording such releases;

14.5.4 Any transfer taxes, stamp or documentary taxes, recording taxes, or deed taxes, however denominated, payable or due in connection with, or relating to, the conveyance of the Property to Purchaser; and

14.5.5 The commission payable to the Broker.

14.6 All other costs and expenses incident to the transaction contemplated hereby and the Closing thereof shall be paid in the manner customary for commercial real estate transactions in the state and county in which the Property is located.

Section 15. Intentionally Deleted.

Section 16. Remedies. Acceptance by Purchaser of the Deed at the Closing shall constitute an acknowledgment by Purchaser of the full performance by and compliance by Seller with all of Seller’s representations, warranties and obligations under this Agreement, including any and all obligations respecting the condition of, and title to, the Property, whether expressed or implied, and Seller shall thereafter be released and discharged of all liability hereunder except for (i) those representations, warranties and obligations of Seller, if any, expressly set forth in this Agreement to survive the Closing, and (ii) claims, if any, arising from Seller’s fraud, intentional misrepresentation or willful misconduct. The provisions of this Section 16.4 shall survive the Closing or the termination of this Agreement.

Section 17. Reporting Requirements. Purchaser and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code, and executed by Seller, Purchaser and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Purchaser not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Code.

Section 18. Miscellaneous.

18.1 This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes any other previous agreement, oral or written, between the parties. This Agreement cannot be changed, amended, modified, waived, discharged or terminated except by a written instrument which shall expressly refer to this Agreement, and which shall be executed by the party against whom enforcement of the change, amendment, modification, waiver, discharge or termination shall be sought.

18.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns.

18.3 In the event of any dispute between Seller and Purchaser which becomes the subject of litigation, the non-prevailing party agrees to pay the reasonable legal fees and all related costs, including those of any expert witnesses, of the prevailing party. For purposes of this Section 18, a party shall be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section 18 shall survive the Closing or the termination of this Agreement.

18.4 This Agreement may be executed in any number of counterparts and may be executed and delivered by PDF or e-mail, each of which when so executed and delivered shall be deemed an original, and all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Purchaser and Seller shall bind Purchaser and Seller as if they had each executed the same counterpart. Electronic signatures, whether digital or encrypted (including, without limitation, any signatures via DocuSign, Adobe Sign or other similar electronic signature service), of the undersigned are intended to authenticate this writing and to have the same force and effect as manual signatures.

18.5 This Agreement shall be governed, construed and enforced in accordance with the laws of the State of in which the Property is located from time to time in effect, without giving effect to the principles of conflicts of law of such State. EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE WHERE THE PROPERTY IS LOCATED, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS PARAGRAPH. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OF ANY KIND WHATSOEVER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT RELATED HERETO OR THE RELATIONSHIPS ESTABLISHED THEREUNDER.

18.6 The Article and Section headings in this Agreement are inserted only as a matter of convenience or reference and are not to be given any effect and do not constitute substantive matters to be considered in construing same. The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

18.7 The provisions of this Agreement are severable, and if any provision or part hereof or the application thereof to any person or circumstance shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Agreement and the application of such provision or part hereof to other persons or circumstances shall not be affected thereby, unless the invalidation of such provision or its application materially interferes with the intent of the parties hereto.

18.8 The provisions of this Agreement and of the documents executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

18.9 Submission of this form of Agreement for examination shall not bind Seller or Purchaser in any manner nor be construed as an offer to sell and no contract or obligations of Seller or Purchaser shall arise until this Agreement is executed by both Seller and Purchaser.

18.10 Seller or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venture. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.

18.11 Each of the parties agrees that upon request from the other party following the Closing and without further consideration, such party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts or instruments as shall be reasonably requested by a party in order to effect or carryout the transactions contemplated herein, including executing an amendment of this Agreement to include any required state specific provisions inadvertently omitted from the Agreement, provided same do not impose any obligations or liabilities upon the party not contemplated in this Agreement.

18.12 For the purposes of this Agreement, unless the context otherwise requires and whether or not stated: the terms “include”, “including” and “such as” shall be construed as if followed by the phrases “without being limited to”, “but not limited to” or “without limitation”; the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular Article or Section unless expressly so stated; terms used in the singular shall include the plural, and vice-versa, as the context requires; and all words or terms used in this Agreement, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. Except as otherwise specifically indicated, all references in this Agreement to Article and Section numbers refer to Articles and Sections of this Agreement, and all references to Exhibits and Schedules refer to the Exhibits and Schedules attached or annexed to this Agreement. References to contracts, agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications thereto, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Agreement. References to specific statutes include (i) any and all amendments and modifications thereto in effect at the time in question, (ii) successor statutes of similar purpose and import and (iii) all rules, regulations and orders promulgated thereunder. The parties acknowledge and agree that the parties and their counsel have had the opportunity, and have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments thereto.

18.13 No single or partial exercise by Seller or Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law, except to the extent a remedy or determination provided for in this Agreement is expressly stated to be exclusive, binding, or words of like effect.

18.14 If more than one party signs this Agreement as either Seller or Purchaser, their respective obligations under this Agreement shall be joint and several.

18.15 Seller and Purchaser acknowledge and agree that this Agreement shall not be recorded of public record in the county in which the Property is located or any other county.

18.16 Seller acknowledges that the Purchase Price (i) represents fair and adequate consideration for the sale and conveyance of the Property; (ii) is predicated on Seller’s sound and reasonable exercise of its business judgment; (iii) provides fair and reasonably equivalent value to Seller compared to the value of the Property; and (iv) was negotiated in good faith without subjecting Purchaser to any successor or derivative liability. The sale of the Property pursuant to this Agreement was not done to avoid, frustrate or circumvent the payment of legitimate debts and obligations to any of Seller’s third-party creditors or otherwise.

18.17 Seller and Purchaser acknowledges that this Agreement is entered into by and between Seller and Purchaser and each party agrees that no shareholder or individual officer, director, trustee, asset manager, employee, member, agent or other representative of the other party shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

18.18 Time is of the essence of this Agreement. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day of any period falls on a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. The term “days” as used herein shall mean calendar days, with the exception of “business days”, which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State in which the Property is located or the United States of America.

18.19 If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

18.20 Purchaser agrees to hold, in confidence and not to communicate, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser or obtained by Purchaser, including but not limited to the Property Information, without the express written consent of Seller; provided, however, that Purchaser may, without consent, disclose information: (i) to its members, partners, officers, partners, employees, agents, advisors, consultants, attorneys, accountants and lenders (the “Permitted Parties”) without the express written consent of Seller, so long as any such Permitted Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; (ii) if such information (a) already is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its agents, (b) was or becomes available or known to Purchaser on a non-confidential basis from a source other than Seller or its agents, provided that such source was not bound by a confidentiality agreement, or (c) information which is independently developed, discovered or arrived at by Purchaser or its representatives; or (iii) if disclosure is required by law or by regulatory or judicial process, in which case Purchaser shall notify Seller in writing of such required disclosure and shall use commercially reasonable efforts (such as, without limitation, seeking a protective order) to preserve the confidentiality of the confidential documents or information. Except as provided in the following sentence, neither Purchaser nor Seller shall issue any press releases (or other public statements) with respect to the transaction contemplated in this Agreement, whether prior or subsequent to Closing, without the approval of the other party, which approval may not be unreasonably withheld. Notwithstanding the foregoing, Purchaser acknowledges that promptly upon execution of this Agreement, (i) Seller will file a disclosure on Form 8-K with the U.S. Securities and Exchange Commission regarding this Agreement and the sale and leaseback transaction, in accordance with applicable law and (ii) as part of the Closing, Seller and Purchase will file the Indiana Sales Disclosure Form (State Form 46021).

Section 19. [Reserved.]

Section 20. 1031 Exchange. Seller and Purchaser shall each have the right to structure the purchase and sale of the Property as a transfer of property in an exchange of like kind property under Section 1031 of the Code (“Exchanges”), pursuant to the terms of separate exchange agreements between Seller and/or Purchaser and qualified intermediaries to be engaged by Seller and/or Purchaser, respectively (each an “Intermediary” and collectively, the “Intermediaries”). Each party agrees to reasonably cooperate promptly and reasonably with the other (without liability or cost to the other) and the other’s Intermediary in structuring the transfer and conveyance of the Property as part of an Exchange. Such cooperation shall include, but not be limited to (i) consent to the assignment of all of the party’s rights (but not its obligations) under this Agreement to the Intermediary, and acknowledgment of such assignment, (ii) the delivery of the net purchase price for the Property by Purchaser to the Seller’s Intermediary in accordance with the joint instructions of the Seller and its Intermediary, (iii) the transfer of the Property pursuant to a written direction of the Purchaser’s Intermediary and (iv) the reassignment of a party’s rights under this Agreement from its Intermediary to the original assignor immediately following the completion of the Exchanges, and the acknowledgment by the other party of such reassignments. Each party agrees to fully indemnify the other party from any resulting liability to third parties (including, but not limited to, the Intermediaries) arising out of such party’s cooperation with the Exchanges for the benefit of the indemnifying party, which indemnity shall be effective from and after the date of this Agreement and shall survive the Closing of the transactions contemplated hereunder. The obligation of a party to cooperate in an exchange by the other party under this provision shall be subject to the following:

20.1 The Closing shall not be extended or delayed by reason of such Exchange;

20.2 The non-assigning party shall not be required to incur any additional liability, cost or expense as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost or expense excepting for attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents;

20.3 The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Agreement, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder;

20.4 Neither Seller nor Purchaser shall be required to acquire additional property other than the Property; and

20.5 Any qualified intermediary shall not be required to assume (or be deemed to have assumed) any liability under this Agreement by acting as qualified intermediary and taking an assignment of the rights under this Agreement for purposes of acting as qualified intermediary.

20.6 In the event of the assignment of a party’s rights to an Intermediary, the assigning party shall remain fully liable under this Agreement and in the event of such party’s default under or breach of this Agreement, the other party may pursue any rights or remedies directly against the defaulting party.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

SELLER:		PURCHASER:

WORKHORSE MOTOR WORKS INC.,		MANGO WORKHORSE, LLC,
an Indiana corporation		a Florida limited liability company

By:		By:	/s/ Chelsea Magness
Name:	Robert Ginnan	Name:	Chelsea Magness
Title:	Vice President	Title:	Authorized Person

EXHIBIT “A-1”

Description of Land

Parcel II:

The parcel of real property situated in the Northeast Quarter and the Northwest Quarter of Fractional Section 35, Township 18 North, Range 1 West, Wayne Township, Randolph County, Indiana, more particularly described as follows:

Commencing at an iron rod found at the southeast corner of said Northeast Quarter, in Indiana State Highway No. 32;

thence North 89°40’45” West 679.66 feet along the south line of said Northeast Quarter, to an iron rod found at the POINT OF BEGINNING for said parcel;

thence North 89°40’45” West 1970.08 feet continuing along the south line of said Northeast Quarter, to an iron rod found at the southwest corner of said Northeast Quarter;

thence North 00°20’45” West 234.15 feet along the east line of said Northwest Quarter, to a wood post found;

thence North 89°38’45” West 425.03 feet, entering into the Northwest Quarter of said Section 35, to an iron rod set (all iron rods set with plastic cap stamped 7955);

thence North 00°20’45” West 805.60 feet parallel with the east line of said Northwest Quarter, to an iron rod set;

Thence South 89°40’45” East 1115.03 feet parallel with the south line of said Northeast Quarter, and re-entering into said Northeast Quarter, to an iron rod set;

thence South 00°00’00” East 263.00 feet parallel with the west line of said Northeast Quarter, to an iron rod set;

thence South 89°40’45” East 114.58 feet parallel with the south line of said Northeast Quarter, to an iron rod set;

thence South 00°20’45” East 103.76 feet parallel with the west line of said Northeast Quarter, to an iron rod set;

thence South 89°40’45” East 1850.80 feet parallel with the south line of said Northeast Quarter, to a mag nail set on the east line of said Northeast Quarter, in Indiana State Highway No. 32;

thence South 00°00’00” East 154.05 feet along said east line, in said road, to a mag nail set; thence North 89°40’45” West 679.66 feet parallel with the south line of said Northeast Quarter, to an iron rod set;

thence South 00°00’00” East 519.14 feet parallel with the east line of said Northeast Quarter, to the point of beginning, containing 46.815 acres, more or less, being 38.954 acres, more or less, in the Northeast Quarter, and 7.861 acres, more or less, in the Northwest Quarter, as shown on Drawing No. D-554, dated 28th July 2005.

FOR INFORMATION: APN: 68-02-35-104-004.000-019; 017-02013-00

LESS AND EXCEPT that 7.861 acre parcel conveyed in Deed recorded December 5, 2023 in Instrument No. 20234766, Randolph County, Indiana Records.

Exhibit A - Page 1

Parcel III:

Situated in the Northeast Quarter, Fractional Section 35, Township 18 North, Range 1 West, Wayne Township, Randolph County, Indiana, being part of a 127.003 acre tract, as described in Instrument 20072891, as recorded in the Randolph County Recorder’s Office, as shown on a survey certified by Gordon E. Moore, P.S. 20400025, as Beals-Moore & Associates, Inc., dated 10 May 2023, W.O. 2023-033, Drawing No. D-4597, and being more particularly described as follows:

Commencing at an iron rebar found at the southwest corner of said Quarter; thence North 00°20’45” West (bearings are based upon the east line of the Northeast Quarter of Fractional Section 35, Township 18 North, Range 1 West as being North 00°00’00” East, per prior surveys) 1040.00 feet along the west line of said Quarter, to the north line of a 46.815 acre tract, as described in Instrument

20224579, also being the POINT OF BEGINNING for the tract herein described;

thence North 00°20’45” West 889.05 feet, continuing along the west line of said Quarter, to the south right-of-way of the Penn-Central Railroad;

thence North 76°27’55” East 12.86 feet along said right-of-way line, to a concrete post found;

thence South 00°20’45” East 48.71 feet, continuing along said right-of-way line, to a concrete post found;

thence North 76°27’55” East 582.81 feet, continuing along said right-of-way line, to an iron rebar found at the northwest corner of a 46.010 acre tract, as described in Instrument 20222604;

thence South 00°20’45” East 982.99 feet along the west line of said 46.010 acre tract, to an iron rebar found on the north line of the aforementioned 46.815 acre tract;

thence North 89°40’45” West 580.00 feet along said north line, to the point of beginning, containing 12.152 acres, more or less.

FOR INFORMATION: APN: 68-02-35-104-002.000-019; 017-02059-00

Exhibit A - Page 2

Parcel IV:

Situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, City of Union City, Wayne Township, Randolph County, Indiana, being part of a 127.003 acre tract as described in Instrument 20055506, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows:

commencing at an iron rod found at the Southeast corner of said Quarter, in Indiana State Highway No. 32; thence North 00° 00’ 00” East 1289.70 feet along the East line of said Quarter, in said Road, to a mag nail set at the point of beginning for the tract herein described, witness an iron rod set South 00° 00’ 00” West 40.00 feet (all iron rods set are 5/8” rebar with plastic cap stamped “RLS 2040025”); thence South 90° 00’ 00” West 1203.84 feet along the South corporation line of Union City, to an iron rod set; thence North 00° 00’ 00” East 920.21 feet along the West corporation line of Union City, to an iron rod set on the South line of the Penn-Central Railroad, also being the North line of said 127.003 acre tract; thence North 76° 27’ 55” East 878.23 feet along the South line of said Railroad, and the North line of said 127.003 acre tract, to the Northwest corner of a 1.826 acre tract, as described ln Deed Record Book 273, page 236; thence South 00° 00’ 00” West 285.75 feet along the West line of said 1.826 acre tract, and the West line of a tract as described in Instrument 20061918, to an iron rod found; thence North 90° 00’ 00” East 350.00 feet along the South line of the tract described in Instrument 20061918, to a railroad spike found in the East line of said Quarter, in Jackson Pike; thence South 00° 00’ 00” West 840.00 feet along the East line of said Quarter, in Jackson Pike and Indiana Highway No. 32, to the point of beginning, containing 26.801 acres, more or less, as shown on Drawing No. D-1223, dated May 7th, 2007, being subject to the rights-of-way of Indiana Highway No. 32 and Jackson Pike and all legal easements of record;

EXCEPTING THEREFROM so much as was conveyed by Deed dated 10/16/2007, recorded 10/18/2007, in Instrument No. 20075210 from R & D Holdings, LLC to Paulding Towers, Ltd. and being further described as follows:

the following described real estate in Randolph County, State of Indiana: situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Union City Township, Randolph County, Indiana, being part of a 26.801 acre tract, as described in Instrument No. 20055506, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows: commencing at an iron road found at the Southeast corner of said Quarter; thence North 00° 00’ 00” East (bearings based upon the East line of Quarter, as being North 00° 00’ 00” East per Instrument 20055506) 2136.27 feet along the East line of said Quarter, in Indiana State Highway No. 32, and Jackson Pike; thence North 88° 56’ 32” West 696.99 feet; thence South 76° 31’ 03” West 156.93 feet, to the point of beginning of the tract herein described: thence South 00° 00’ 00” West 87.15 feet, to an iron rod set (all iron rods set are 5/8” rebar with plastic cap stamped “RLS 20400025”); thence North 90° 00’ 00” West 100.00 feet, to an iron rod set; thence North 00° 00’ 00” East 100.00 feet, to an iron rod set; thence South 90° 00’ 00” East 100.00 feet, to an iron rod set; thence South 00° 00’ 00” West 12.85 feet, to the point of beginning, containing 0.230 acres, more or less, as shown on Drawing No. D-1263, dated July 3, 2007, being subject to all legal easements of record.

ALSO a 25.00 foot wide ingress and egress easement, lying 12.50 feet on each side of the following described centerline, the side lines of said 25.00 feet easement to be extended or shortened to meet at angle points: commencing at an iron rod found at the Southeast corner of said Quarter; thence North 00° 00’ 00” East (bearings based upon the East line of Quarter, as being North 00° 00’ 00” East per Instrument 20055506) 2136.27 feet along the East line of said Quarter, in Indiana Highway No. 32, and Jackson Pike, to the point of beginning of the centerline of the easement herein described; thence North 88° 56’ 32” West 696.99 feet, to a point; thence South 76° 31’ 03” West 156.93 feet, to the end of the easement herein described.

Exhibit A - Page 3

ALSO a 40.00 feet wide guy wire easement, laying 20.00 feet on each side of the following described centerline, the side lines of said 40.00 feet easement to be extended or shortened to meet at angle points; commencing at an iron rod found at the Southeast corner of said Quarter; thence North 00° 00’ 00” East (bearings based upon the East line of Quarter, as being North 00° 00’ 00” East per Instrument 20055506) 2136.27 feet along the East line of said Quarter, in Indiana State Highway No. 32, and Jackson Pike; thence North 88° 56’ 32” West 696.99 feet, to a point; thence South 76° 31’ 03” West 156.93 feet, to a point; thence North 00° 00’ 00” East 12.85 feet to an iron rod set at the point of beginning of the easement herein described; thence North 45° 00’ 00” East 224.29 feet, to the end of the easement therein described, witness an iron rod set South 45° 00’ 00” West 20.00 feet.

ALSO a 40.00 feet wide guy wire easement, laying 20.00 feet on each side of the following described centerline, the side lines of said 40.00 feet easement to be extended or shortened to meet at angle points; commencing at an iron rod found at the Southeast corner of said Quarter; thence North 00° 00’ 00” East (bearings based upon the East line of Quarter, as being North 00° 00’ 00” East per Instrument 20055506) 2136.27 feet along the East line of said Quarter, in Indiana State Highway No. 32, and Jackson Pike; thence North 88° 56’ 32” West 696.99 feet, to a point; thence South 76° 31’ 03” West 156.93 feet, to a point; thence South 00° 00’ 00” West 87.15 feet, to an iron rod set (all iron rods set are 5/8” rebar with plastic cap stamped “RLS 20400025”); thence North 90° 00’ 00” West 36.60 feet, to the point of beginning of the easement herein described; thence South 15° 00’ 00” East 243.24 feet, to the end of the easement herein described, witness an iron rod set North 15° 00’ 00” West 20.00 feet.

ALSO a 40.00 feet wide guy wire easement, laying 20.00 feet on each side of the following described centerline, the side lines of said 40.00 feet easement to be extended or shortened to meet at angle points; commencing at an iron rod found at the Southeast corner of said Quarter; thence North 00° 00’ 00” East (bearings based upon the East line of Quarter, as being North 00° 00’ 00” East per Instrument 20055506) 2136.27 feet along the East line of said Quarter, in Indiana State Highway No. 32, and Jackson Pike; thence North 88° 56’ 32” West 696.99 feet, to a point; thence South 76° 31’ 03” West 156.93 feet, to a point; thence North 00° 00’ 00” East 12.85 feet, to an iron rod set (all iron rods set are 5/8” rebar with plastic cap stamped “RLS 20400025”); thence North 90° 00’ 00” West 100.00 feet, to an iron rod set; thence South 00° 00’ 00” West 36.60 feet, to the point of beginning of the easement herein described; thence North 75° 00’ 00” West 243.24 feet, to the end of the easement herein described, witness an iron rod set South 75° 00’ 00” East 20.00 feet.

ALSO EXCEPTING THEREFROM so much as was conveyed by Deed dated 10/16/2007, recorded 2/11/2015, in Instrument No. 20150385 from R & D Holdings, LLC to Active Farm & Truck Service LLC and being further described as follows:

the following described real estate in Randolph County, State of Indiana: situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Union City Township, Randolph County, Indiana, being part of a 26.801 acre tract, as described in Instrument No. 20073090, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows: commencing at a brass plug found at the Southeast corner, of said Quarter, in Indiana State Highway No. 32; thence North 00° 23’ 39” East (bearings are based upon GPS coordinates, projection set: USA/NAD 83/Indiana East) 2165.70 feet along the East line of said Northeast Quarter, in said State Highway and in Jackson Pike, to a railroad spike found at the Southeast corner of a tract, as described in Instrument 20061918; thence North 89° 36’ 21” West 395.65 feet along the South line of said tract, and the extension thereof, to an iron road set at the point of beginning for the tract herein described: thence South 00° 26’ 56” West 367.32 feet, to an iron rod set; thence South 89° 14’ 46” West 189.70 feet, to an iron rod set; thence North 00° 26’ 26” East 371.12 feet, to an iron rod set; thence South 89° 36’ 21” East 189.71 feet to the point of beginning, containing 1.608 acres, more or less, as shown on Drawing No. D¬3077, dated October 22, 2014, being subject to all legal easements of record.

Exhibit A - Page 4

ALSO a 25.00 foot wide ingress and egress easement, lying 12.50 feet on each side of the following described centerline: commencing at the Northeast corner of the above described 1.608 acre tract; thence South 00° 26’ 56” West 21.93 feet along the East line of said 1.608 acre tract, to the point of beginning for the centerline of the easement herein described; thence South 88° 32’ 53” East 395.29 feet along said centerline, to the East line of said Northeast Quarter, and the end of the easement herein described.

BEING SUBJECT TO: a 25 foot wide ingress and egress easement, lying 12.50 feet on each side of the following described centerline; commencing at the Northeast corner of the above described 1.608 acre tract; thence South 00° 26’ 56” West 21.93 feet along the East line of said 1.608 acre tract, to the point of beginning for the centerline of the easement herein described; thence North 88° 32’ 53” West 189.74 feet along said centerline, to a point on the West line of said 1.608 acre tract, an the end of the easement herein described;

ALSO SUBJECT TO a 25.00 feet wide ingress and egress easement, as described in Instrument 20075210;

ALSO EXCEPTING THEREFROM so much as was conveyed by Deed dated 04/-/2015, recorded 04/14/2015, in Instrument No. 20151178 from R & D Holdings, LLC to Kerns Bros., Inc., and being further described as follows:

the following described real estate in Randolph County, State of Indiana: situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Union City Township. Randolph County, Indiana, being part of a 26.801 acre tract, as described in Instrument No. 20073090, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows: commencing at a brass plug found at the Southeast corner, of said Quarter, in Indiana State Highway No. 32; thence North 00° 23’ 39” East (bearings are based upon GPS coordinates, projection set: USA/NAD 83/Indiana East) 1783.05 feet along the East line of said Northeast Quarter, in said Highway and in Jackson Pike, to the point of beginning for the tract herein described, witness an iron rod set South 89° 46’ 45” West 40.00 feet (all iron rods set are 5/8” rebar with plastic cap stamped “Beals-Moore RLS 20400025”); thence South 89° 46’ 45” West 396.04 feet, to an iron rod set on the extension of the East line of a 1.608 acre tract, as described in Instrument No. 20150385; thence North 00° 26’ 56” East 386.71 feet along said extension and along said East line, to an iron rod found with a plastic cap stamped Beals-Moore RLS 20400025, at the Northeast corner of said 1.608 acre tract, and being on the extension of the South line of a tract as described in Instrument No. 20061918; thence South 89°36’ 21” East 395.65 feet along the extension and along said South line, to a spike found on the East line of said Northeast Quarter, in said Indiana State Highway No. 32 and said Jackson Pike, witness an iron road set North 89° 36’ 21” West 40.00 feet; thence South 00° 23’ 39” West 382.46 feet along said East line, in State Highway No. 32 and Jackson Pike, to the point of beginning, containing 3.495 acres, more or less, as shown on Drawing No. D-3162, dated March 16, 2015, being subject to the right-of-way of Indiana State Highway No. 32 and the right-of-way of Jackson Pike, and to all legal easements of record.

Exhibit A - Page 5

ALSO EXCEPTING THEREFROM so much as was conveyed by Deed dated 8/7/2017, recorded 12/01/2017, in Instrument No. 20174131 from R & D Holdings, LLC to Active Farm & Truck Service LLC and being further described as follows:

the following described real estate in Randolph County, State of Indiana: situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Union City Township, Randolph County, Indiana, being part of a 26.801 acre tract, as described in Instrument No. 20073090, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows:

commencing at a brass plug found at the Southeast corner, of said Quarter, in Indiana State Highway No. 32; thence North 00° 23’ 39” East (bearings are based upon GPS coordinates, projection set: USA/NAD 83/Indiana East) 1,563.89 feet along the East line of said Quarter, in said Highway, to the Southeast corner of a 4.000 acre tract, witness an iron rod set South 89° 46’ 45” West 40.00 feet (all iron rods set are 5/8” rebar with plastic cap stamped “Beals-Moore RLS 20400025”); thence South 89° 46’ 45” West 765.45 feet along the South line of said 4.000 acre tract, to an iron rod set; thence North 00° 27’ 52 East 235.12 feet along the West line of said 4.000 acre tract, to an iron rod set at the point of beginning of the tract herein described: thence North 00° 27’ 52” East 374.71 feet, to an iron rod set; thence North 89° 36’ West 75.90 feet, to an iron rod set; thence North 00° 35’ 52” East 167.81 feet, to an iron rod set on the South right-of-way line of New York Central Lines Railroad; thence North 76° 51’ 34” East 503.96 feet along said South right-of-way line, to an iron rod found at the Northeast corner of said 26.801 acre tract; thence South 00° 23’ 39” West 285.75 feet along an East line of said 26.801 acre tract, to an iron rod found on the North line of a 3.495 acre tract, as described in Instrument No. 20151178; thence North 89° 36’ 21” West 235.36 feet along said North line and the North line of a 1.608 acre tract, as described in Instrument No. 20150385, to an iron rod found; thence South 00° 26’ West 371.12 feet along the West line of said 1.608 acre tract, to an iron rod found; thence South 89° 14’ 46” West 179.49 feet along the North line of said 4.000 acre tract, to the point of beginning, containing 4.088 acres, more or less, as shown on Drawing No. D-3635, dated June 6, 2017, being subject to all legal easements of record.

SUBJECT TO: a 25.00 foot wide ingress and egress easement: situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Union City Township, Randolph County, Indiana, being part of a 26.801 acre tract, as described in Instrument No. 20073090, as recorded in the Randolph County Recorder’s Office, being a 25.00 feet wide ingress and egress easement, 12.50 feet lying on each side of the following described centerline:

commencing at a brass plug found at the Southeast Corner of said Quarter, in Indiana State Highway No. 32; thence North 00° 23’ 39” East (bearings are based upon GPS coordinates, projection set: USA/NAD 83/Indiana East) 1.563.89 feet along the East line of said Quarter, in said highway, to the Southeast corner of a 4.000 acre tract, witness an iron rod set South 89° 46’ 45” West 40.00 feet (all iron rods set are 5/8” rebar with plastic cap stamped “Beals-Moore RLS 20400025”); thence South 89° 46’ 45” West 717.75 feet along the South line of said 4.000 acre tract; thence North 00° 36’ 12” East 118.73 feet; thence North 38° 38’ 29” West 26.70 feet; thence North 00° 27’ 52” East 95.76 feet, to the North line of said 4.00 acre tract, being the point of beginning for the centerline of the easement herein described; thence north 00° 27’ 52” east 345.46 feet along the centerline, to a point in the centerline of an existing 25.00 foot wide ingress and egress easement, as described in Instrument No. 20075210, being the terminus point of the easement herein described, side lines of said 25.00 foot wide easement to be extended or shortened to meet at angle points, as shown on Drawing No. D-3635, dated June 6, 2017, being subject to all legal easements of record.

Exhibit A - Page 6

ALSO EXCEPTING THEREFROM so much as was conveyed by Deed dated 8/7/2017, recorded 03/05/2018, in Instrument No. 20180630 from R & D Holdings, LLC, to Union City Indiana Properties LLC, and being further described as follows:

situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Union City Township. Randolph County, Indiana, being part of a 26.801 acre tract, as described in Instrument No. 20073090, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows:

commencing at a brass plug found at the Southeast corner, of said Quarter, in Indiana State Highway No. 32; thence North 00° 23’ 39” East (bearings are based upon GPS coordinates, projection set: USA/NAD 83/Indiana East) 1,563.89 feet along the East line of said Quarter, in said Highway, the point of beginning of the tract herein described, witness an iron rod set South 89° 46’ 45” West 40 00 feet (all iron rods set are 5/8” rebar with plastic cap stamped Beals-Moore RLS 20400025); thence South 89° 46’ 45” West 765.45 feet, to an iron rod set; thence North 00° 27’ 52” East 235.12 feet, to an iron rod set; thence North 89° 14’ 46” East 369.19 feet along the South line of a 1.608 acre tract, as described in Instrument No. 20150385 and the extension thereof, to an iron rod found on the West line of a 3.495 acre tract, as described in Instrument No. 20151178; thence South 00° 26’ 56” West 19.39 feet along said West line, to an iron rod found; thence North 89° 46’ 45” East 396.04 feet along the South line of said 3.495 acre tract, to the East line of said Quarter, in said Highway, witness an iron rod found South 89° 46’ 45” West 40.00 feet; thence South 00° 23’ 39” West 219.16 feet along said East line, in said Highway to the point of beginning, containing 4.000 acres, more or less, as shown on Drawing No. D-3635, dated June 6, 2017, being subject to all legal easements of record.

SUBJECT TO: a 25.00 foot wide ingress and egress easement: situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Union City Township, Randolph County, Indiana, being part of a 26.801 acre tract, as described in Instrument No. 20073090, as recorded in the Randolph County Recorder’s Office, being a 25.00 feet wide ingress and egress easement, 12.50 feet lying on each side of the following described centerline:

commencing at a brass plug found at the Southeast corner of said quarter, in Indiana State Highway No. 32; thence North 00° 23’ 39” East (bearings are based upon GPS coordinates, projection set: USA/NAD 83/Indiana East) 1.563.89 feet along the East line of said Quarter, in said Highway, to the Southeast corner of a 4.000 acre tract, witness an iron rod set South 89° 46’ 45” West 40.00 feet (all iron rods set are 5/8” rebar with plastic cap stamped “Beals-Moore RLS 20400025”); thence South 89° 46’ 45” West 717.75 feet along the South line of said 4.000 acre tract, to the point of beginning for the centerline of the easement herein described; thence North 00° 36’ 12” East 118.73 feet along said centerline; thence North 38° 38’ 29” West 26.70 feet along said centerline; thence North 00° 27’ 52” East 95.76 feet along said centerline, to the North line of said 4.000 acre tract, being the terminus point of the easement herein described, side lines of said 25.00 foot wide easement to be extended or shortened to meet at angle points, as shown on Drawing No. D-3635, dated June 6, 2017, being subject to all legal easements of record.

State Parcel Number: 68-02-35-102-004.000-019

Location Address: 301 S. Jackson Pike, Union City, IN 47390

Exhibit A - Page 7

Parcel VI:

The following real estate in Randolph County, State of Indiana, described as follows, to-wit:

the North half of the following described tract; beginning at a point on the West line of the Southeast Quarter of Section 35, Township 18 North, Range 1 West, 660.75 feet north of the Southwest corner thereof. said point being the Southwest corner of the real estate of which Arend Abel, Jr., died seized; thence North along the West line of said Quarter section, 2027 feet to the Northwest corner thereof; thence East along the North line of said Southeast Quarter, 2648 feet to the Northeast corner thereof; thence South along the East line of said Quarter Section 2018 feet to the Southeast corner of the lands owned by said Abel at the time of his death; thence West along the South line of said lands; 2651 feet to the place of beginning, containing 123.016 acres, and containing in the North half thereof, 61.508 acres;

EXCEPTING THEREFROM the following described real estate: situated in the Southeast Quarter of Section 35, Township 18 North, Range 1 West, Wayne Township, Randolph County, Indiana, and being a part of the 61.508 acre tract as described in Randolph County Deed Records Volume 222, page 221 and being more particularly described as follows; beginning at a brass plug over a stone at the Northeast corner of the Southeast Quarter of said Section 35; thence South 00º 00’ 00” West 388.00 feet along the East line of said Southeast Quarter, said line also being the centerline of State Route No. 32 to a railroad spike; thence North 89º 02’ 53” West 1229.59 feet to an iron pin; thence North 00º 00’ 00” East 388.00 feet to an iron pin on the North line of said Southeast Quarter; thence South 89º 00’ 53” East 1229.59 feet to the place of beginning, containing a total area of 10.951 acres, more or less, with 0.356 acres being State Route No. 32 right-of-way and a net area of 10.595 acres and being subject to all legal highways and easements of record;

EXCEPTING THEREFROM so much as was conveyed by Deed dated November 18, 2019, recorded November 21, 2019, in Instrument No. 20194510 from R & D Holdings, LLC to Magnolia Buckeye, LLC and being further described as follows: real estate in Randolph County, Indiana and more particularly described as follows, to wit:

Tract 1:

being a part of the Northeast Quarter of Section Thirty-Five (35), Township Eighteen (18) North, Range One (1) West, in Wayne Township, Randolph County, Indiana, more particularly described as follows: beginning at an iron rod found at the Southeast corner of the Northeast Quarter of Section 35; running thence, from said beginning point, North 89º 40’ 45” West along the South line of said Northeast Quarter, 545.41 feet to an iron pipe set; thence North parallel to the East line of said Northeast Quarter, 519.14 feet to an iron pipe set; thence South 89º 40’ 45” East parallel to the South line of said Northeast Quarter, 545.41 feet to a railroad spike set in the East line of said Northeast Quarter, thence South along said East line, 519.14 feet to the place of beginning, containing an area of 6.500 acres.

ALSO, a non-exclusive easement 40.0 foot in equal width for the purpose of ingress and egress to the above described tract, the center line being more particularly described as follows: commencing at the Southeast corner of the Northeast Quarter, and running thence North along the East line of said Northeast Quarter, 653.19 feet to the beginning point of this description; and running thence from said beginning point North 84º 40’ 45” West parallel to the South line of said Northeast Quarter and along the centerline of said easement, 545.41 feet to the end of this easement description.

AND ALSO, a non-exclusive easement 25.00 feet in equal width for the purpose of ingress and egress to the above described tract, the center line being more particularly described as follows: commencing at the beginning of the above 40.00 foot wide easement; and running thence North 89º 40’ 45” West along the center line of said easement and parallel to the South line of said Northeast Quarter, 225.00 feet to the beginning point of this easement description, and running thence from said beginning point South along the center line of said easement and parallel to the East line of said Northeast Quarter, 134.05 feet to a point on the North line of the above described tract and the end of this easement description and further a non-exclusive easement 35.00 foot in equal width for purpose of ingress and egress to the above described tract, the center line being more particularly described as follows: commencing at the beginning point of the above 40.00 foot wide easement, and running thence North 89º 40’ 45 West along the centerline of said easement and parallel to the South line of said Northeast Quarter, 385 feet to the beginning point of this easement description; and running thence from said beginning point, South along the center line of said easement and parallel to the east line of said Northeast Quarter, 134.05 feet to a point on the North line of the above described tract and the end of this easement description.

Exhibit A - Page 8

Tract 2:

Being part of the Northeast Quarter of Section Thirty-Five (35), Township Eighteen (18) North, Range One (1) West, in Wayne Township, Randolph County, Indiana, more particularly described as follows: beginning at an iron pipe in the South line of the Northeast Quarter of said Section 35, said point being 545.41 feet, North 89º 40’ 45” West, of an iron rod found at the Southeast corner of said Northeast Quarter; and running thence from said beginning point North 89º 40’ 45” West along said South line, 134.25 feet to an iron rod set; thence North parallel to the East line of said Northeast Quarter, 519.14 feet to an iron rod set; thence South 89º 40’ 45” East parallel to the South line of said Northeast Quarter, 134.25 feet to an iron pipe; thence South parallel to the East line of said Northeast Quarter, 519.14 feet to the place of beginning, containing l.600 acres.

Tract 3:

Situated in the Southeast Quarter, Section 35, Township 18 North, Range 1 West, City of Union City, Wayne Township, Randolph County, Indiana, being part of a 50.557 acre tract, as depicted in Instrument 20017509, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows: commencing at a brass plug found at the Northeast corner of said Southeast Quarter, in Indiana State Highway No. 32; thence South 00º 14’ 15” East (bearings are based upon GPS coordinates, projection set: USA/NAD 83/Indiana East) 448.01 feet along the East line of said Southeast Quarter, in said Highway, to the point of beginning for the tract herein described, witness an iron rod set North 89º 17’ 18” West 40.00 feet (all iron rods set are 5/8 inch rebar with plastic cap stamped Beals-Moore RLS 20400025) thence South 00º 14’ 15” East 560.99 feet along said East line, in said Highway, to the Southeast corner of said 50.557 acre tract, witness an iron rod set North 89º 22’ 39” West 40.00 feet, thence North 89º 22’ 39” West 782.66 feet along the South line of said 55.557 acre tract, to an iron rod set; thence North 01º 05’ 13” East, 562.14 feet, to an iron rod set on the South line of Progress Drive, as described in Instrument 20191018; thence South 89º 17’ 18” East 769.68 feet along the South line of Progress Drive, to the point of beginning, containing 10.005 acres, more or less.

ALSO EXCEPTING THEREFROM so much as was conveyed by Deed dated July 10, 2019, recorded July 16, 2019, in Instrument No. 20192507 from R & D Holdings, LLC to Union Tube Mill, LLC and being further described as follows:

the following real estate in Randolph County, State of Indiana and more particularly described as: situated in the Southeast Quarter of Section 35, Township 18 North, Range 1 West, Wayne Township, Randolph County, Indiana, and being part of 61.508 acre tract, as described in Deed 20040225, and being more particularly described as follows:

commencing at an iron pin at the Northwest corner of the Southeast Quarter of said Section 35, thence South 00º 10’ 21” East 43.19 feet, along the West line of said Southeast Quarter, to an iron pin, said iron pin being the true point of beginning for tract described herein; thence South 89º 16’ 36” East 1066.94 feet to an iron pin; thence South 00º 10’ 21” East 344.80 feet to an iron pin; thence North 89º 16’ 36” West 289.94 feet to an iron pin; thence South 00º 10’ 21” East 87.20 feet to an iron pin; thence North 89º 16’ 36” West 777.00 feet to an iron pin on West line of said Southeast Quarter; thence North 00º 10’ 21” West 432.00 feet, to the point of beginning, containing 10.000 acres, more or less.

ALSO EXCEPTING THEREFROM so much as was dedicated by Resolution 2019-R-02 Dedication of Public Right-of-Way recorded April 15, 2019, in Instrument No. 20191018 from R & D Holdings, LLC to the City of Union City, Indiana, described as follows:

situated in the Southeast Quarter of Section 35, Township 18 North, Range 1 West, Wayne Township, Randolph County, Indiana and being a part of 61.508 acre tract, as described in Deed 20040225, and being more particularly described as follows:

commencing at Northeast corner of Southeast Quarter of said Section 35; thence South 00° 13’ 57” East 388.00 feet, along East line of said Southeast Quarter, to a point, said point being the Southeast corner of a 10.591 acre tract as described in Deed 0005423 and being the true point of beginning for tract described herein; thence continuing South 00° 13’ 57” East 60.01 feet to a point; thence North 89° 16’ 36” West, passing a witness iron pin on West right-of-way line of State Highway No. 32 at 40.00 feet, and a total distance of 1873.32 feet to an iron pin; thence North 00° 10’ 21” West 60.01 feet, along East line of a 7.705 acre tract, to an iron pin on; thence South 89° 16’ 36” East 1873.26 feet, passing along South side of said 10.591 acre tract, to point of beginning containing 2.580 acres, more or less, and being subject to all highways and easements of record.

State Parcel Numbers:	68-02-35-401-002.002-019
68-02-35-401-002.004-019
Location Address:	1274 S. State Rd., 32, Union City, IN 47390

Exhibit A - Page 9

EXHIBIT “A-2”

Description of Warehouse Property

Parcel I:

The land referred to herein below is situated in the City of Union City, County of Randolph, State of Indiana, and is described as follows:

Situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Wayne Township, Randolph County, Indiana, being a part of a 127.003 acre tract as described in Instrument 20055506, as recorded in the Randolph County Recorder’s Office, being more particularly described as follows: Commencing at an iron rod found at the Southeast corner of said Quarter, in Indiana State Highway No. 32; thence North 00 degrees 00 minutes 00 seconds East 673.19 feet along the east line of said Quarter, in said road, to a mag nail found at the point of beginning for the Tract herein described; thence North 89 degrees 40 minutes 45 seconds West 1850.80 feet along the South line of said 127.003 acre tract and being the North line of a 46.815 acre tract as described in Instrument 20054036, to an iron rod found; thence for the following 4 calls along the Southerly lines of said 127.003 acre tract and the Northerly lines of said 46.815 acre tract; thence North 00 degrees 20 minutes 45 seconds West 103.76 feet to an iron rod found; thence North 89 degrees 40 minutes 45 seconds West 114.58 feet to an iron rod found; thence North 00 degrees 00 minutes 00 seconds east 263.00 feet to an iron rod found; thence North 89 degrees 40 minutes 45 seconds West 110.02 feet to an iron rod set (all iron rods set are 5/8” rebar with plastic cap stamped RLS 20400025”); thence North 00 degrees 20 minutes 45 seconds West 982.99 feet, to an iron rod found on the south line of the Penn-Central Railroad; thence North 76 degrees 27 minutes 55 seconds East 903.17 feet along the South line of said Railroad, to an iron rod set on the Corporation line of the City of Union City; thence South 00 degrees 00 minutes 00 second West 920.21 feet along said Corporation line, to an iron rod set; thence North 90 degrees 00 minutes 00 seconds East 1203.84 feet along said Corporation line, to a mag nail set on the East line of said Quarter, in Indiana Highway No. 32, witness an iron rod set South 90 degrees 00 minutes 00 seconds West 40.00 feet, thence South 00 degrees 00 minutes 00 seconds West 652.51 feet along said East line, in said road, to the point of beginning, containing 46.010 acres, more or less.

FOR INFORMATION: APN: 68-02-35-105-003.000-019; 017-02061-00

Exhibit A-2 - Page 1

EXHIBIT “B-1”

DEED

(Attached)

Exhibit B-1 - Page 1

LIMITED WARRANTY DEED

THIS INDENTURE WITNESSETH, that WORKHORSE MOTOR WORKS INC., an Indiana corporation (“Grantor”), GRANTS and CONVEYS to MANGO WORKHORSE, LLC, a Florida limited liability company (“Grantee”), for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, certain real property located in Randolph County, Indiana, which real property is more particularly described on Exhibit A, attached hereto and incorporated herein by reference (the “Property”).

This conveyance is subject to: (a) easements, restrictions, and covenants of record; (b) all matters that would be disclosed by an accurate survey or physical inspection of the Property; (c) the lien of nondelinquent real estate taxes, general and special assessments; (d) legal highways and rights of way; and (e) all zoning, building and other governmental restrictions and regulations (“Permitted Exceptions”).

Grantor, as its sole and limited warranty herein, specially covenants that the Property is free of any encumbrance made or suffered by Grantor except as set forth herein and that Grantor shall warrant and defend the same to Grantee, subject to the Permitted Exceptions, forever against the claims and demands of all persons claiming by, through or under Grantor, but against none other, subject to the Permitted Exceptions.

The undersigned person executing this Limited Warranty Deed on behalf of Grantor represents and certifies that he has been fully empowered and duly authorized by all necessary action to execute and deliver this Limited Warranty Deed; that Grantor has full capacity to convey the Property; and that all necessary action for the making of such conveyance has been taken or done.

The address of Real Estate: 940 S State Road 32, Union City, IN 47390.

The Grantee’s mailing address and the address to which tax statements should be mailed under Indiana Code 6-1.1-22-8.1 is:

After recording return to:

Exhibit B-1 - Page 2

IN WITNESS WHEREOF, Grantor has executed this Limited Warranty Deed to be effective as of the _____ day of August, 2025.

GRANTOR:

WORKHORSE MOTOR WORKS INC.,

an Indiana corporation

By: ________________________

Name: ______________________

Title: _______________________

STATE OF OHIO	)
) SS:
COUNTY OF HAMILTON	)

Before me, a Notary Public in and for the County and State referenced above, personally appeared ______________________________, the __________________________ of Workhorse Motor Works Inc., an Indiana corporation, who, having been first duly sworn, acknowledged the execution of the foregoing Limited Warranty Deed on behalf of said corporation and stated that the representations contained herein are true.

Witness my hand and Notarial Seal this ________ day of August, 2025.

    __________________________________

    [SEAL] Notary Public

Printed: ____________________________

I am a resident of _______________ County, ______________________.

My commission expires: _____________________.

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. John C. Krug, Esq.

This instrument was prepared by John C. Krug, Esq., Frost Brown Todd LLP, 3300 Great American Tower, 301 East Fourth Street, Cincinnati, Ohio 45202.

Exhibit B-1 - Page 3

Exhibit A

DESCRIPTION OF PROPERTY

[OMITTED]

Exhibit B-1 - Page 4

EXHIBIT “B-2”

LEASE

(Omitted)

Exhibit B-2 - Page 1

EXHIBIT “B-3”

MEMORANDUM OF LEASE

This instrument was prepared by

MEMORANDUM OF LEASE

This Memorandum of Lease (this “Memorandum”) is made and entered into as of August _____, 2025 by and between MANGO WORKHORSE, LLC, a Florida limited liability company (“Lessor”) whose mailing address is WORKHORSE GROUP INC., a Nevada corporation (“Lessee”) whose mailing address 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241 Attn: General Counsel, who agree as follows:

1.	The name of the lessor is MANGO WORKHORSE, LLC, a Florida limited liability company.

2.	The name of the lessee is WORKHORSE GROUP INC., a Nevada corporation.

3.	Lessor and Lessee have entered into a certain lease dated August ____, 2025, as the same may be amended from time to time (the “Lease”), for that certain real property lying, being and situated in the County of Randolph, City of Union City, State of Indiana, more particularly described on Exhibit “A” attached hereto and incorporated hereby, together with the buildings, improvements and appurtenances thereunto belonging (collectively, the “Premises”), commonly known as:

940 S State Road 32

Union City, IN 47390

for an initial term of twenty (20) years, commencing on _____________ and expiring on ____________. Tenant has six (6), five (5) year options to extend the term of the Lease, as more particularly set forth in the Lease.

4.	Notice is hereby given that Lessor shall not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding any of the Premises through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to any of the Premises.

5.	This Memorandum is prepared for the purpose of recordation and does not modify the provisions of the Lease. The Lease is incorporated herein by reference. If there are any conflicts between the Lease and this Memorandum, the provisions of the Lease shall prevail.

[Signatures Appear on Following Pages]

Exhibit B-3 - Page 1

LESSOR:

MANGO WORKHORSE, LLC,
a Florida limited liability company

By:	/s/ Chelsea Magness
Name:	Chelsea Magness
Title:	Authorized Person

STATE OF ___________	)
) SS:
COUNTY OF ____________	)

On ______________ before me, appeared _______________, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

_____________________________

Signature           (Seal)

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. John C. Krug, Esq.

This instrument was prepared by John C. Krug, Esq., Frost Brown Todd LLP, 3300 Great American Tower, 301 East Fourth Street, Cincinnati, Ohio 45202.

Exhibit B-3 - Page 2

LESSEE:

WORKHORSE GROUP INC.,
a Nevada corporation

By:
Name:
Title:

STATE OF OHIO	)
) SS:
COUNTY OF HAMILTON	)

Before me, a Notary Public in and for the County and State referenced above, personally appeared ______________________________, the __________________________ of Workhorse Group Inc., a Nevada corporation, who, having been first duly sworn, acknowledged the execution of the foregoing Memorandum of Lease on behalf of said corporation and stated that the representations contained herein are true.

WITNESS my hand and official seal.

_____________________________

Signature           (Seal)

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. John C. Krug, Esq.

This instrument was prepared by John C. Krug, Esq., Frost Brown Todd LLP, 3300 Great American Tower, 301 East Fourth Street, Cincinnati, Ohio 45202.

Exhibit B-3 - Page 3

EXHIBIT “A”

DESCRIPTION OF PREMISES

Exhibit B-3 - Page 4

EXHIBIT “B-4”

ASSIGNMENT OF WARRANTIES, APPROVALS AND INTANGIBLES

ASSIGNMENT OF WARRANTIES, APPROVALS AND INTANGIBLES (this “Assignment”) made as of the ____ day of August, 2025 by and between WORKHORSE MOTOR WORKS INC., an Indiana corporation (“Assignor”), and MANGO WORKHORSE, LLC, a Florida limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor has simultaneously herewith conveyed to Assignee all of Assignor’s right, title and interest in and to the property located in the City of Union City, County of Randolph and State of Indiana consisting of approximately 92.60 acres of land in the aggregate, and more particularly described on Exhibit “A” attached to the Purchase Agreement (the “Property”), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to Warranties, Intangibles and Approvals, as such items are defined in that certain that certain Purchase and Sale Agreement, dated as of August ____, 2025 by and between Assignor and Assignee (said items being collectively referred to below as the “Subject Rights”)

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignor hereby assigns to Assignee, all of Assignor’s right, title and interest, if any, in and to the Subject Rights. The execution of this Assignment shall not be deemed to constitute a representation or warranty by Assignor that Assignor has the right to transfer any right, title or interest in any of the Subject Rights or that Assignee shall be entitled to receive the benefit of any of such Subject Rights;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof.

2. This Assignment shall be binding on Assignor and its successors, assigns and legal representatives and shall inure to the benefit of the Assignee and its successors, assigns and legal representatives.

3. If more than one entity comprising Assignor is executing this Assignment, this Assignment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Assignment, and the entities comprising Assignor shall be jointly and severally liable for the obligations and liabilities of Assignor hereunder.

4. Assignor covenants to execute and deliver to Assignee any and all documents and to perform any and all acts necessary or appropriate to further effectuate the assignment described herein.

5. This Assignment may be executed and delivered by PDF, e-mail or facsimile transmission, and when so executed and delivered shall be deemed an original for all purposes.

Exhibit B-4 - Page 1

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

WORKHORSE MOTOR WORKS INC.,
an Indiana corporation

By:
Name:
Title:

Exhibit B-4 - Page 2

SCHEDULE 1

Initial Property Information

The following documents and information, if any, and to the extent in Seller’s possession or control or maintained by Seller:

1.	Title commitment issued to Seller with respect to the Property

2.	ALTA survey of the Property

3.	Any existing third-party inspection reports or studies, including a recent Phase I and Phase II Environmental Site Assessment of the Property, or other environmental and/or engineer studies

4.	Property condition assessment of the Improvements

5.	Zoning Report concerning the Property

6.	Copies of planning and zoning approvals for current use and Improvements, including site plan approvals, variances and conditional use permits

7.	Copies of certificate(s) of occupancy, permits, licenses, and other certificates issued for the Buildings and Property

8.	Building plans and specifications and drawings and property surveys, including issued-for-construction and as-built plans

9.	Copies of all insurance policies affecting the Property, including current insurance certificates for the Property for property and CGL coverage

10.	Notices of any outstanding code violations (threatened, pending, current and outstanding)

11.	Warranties and guarantees in effect with respect to any of the Improvements (roof, HVAC, elevator, boiler, etc.)

12.	Correspondence and notices from any third parties (including, without limitation, governmental agencies) asserting violations of law, adverse conditions of the Property or regarding any pending or threatened disputes relating to the Property (to the extent any of the foregoing have not been cured or resolved)

13.	Financial schedule of all operating expenses related to the Property for the last three years

14.	Maintenance logs for mechanical, electrical and fire suppression equipment

15.	Copies of all third-party contracts, including utility contracts, service contracts and other agreements currently in effect relating to the maintenance, use, or operation of the Property

SCHEDULE 2

Existing Insurance Policies

1.	Synergy Coalition – Cyber Liability Policy – dated 7/22/2025

2.	RTHiscox – Crime Policy – dated 7/22/2025

3.	Encova – Umbrella Liability Policy (Stables & Stall) – dated 7/22/2025

4.	Encova – Package Policy (Stables & Stall) – dated 7/22/2025

5.	AmWinsColony – Garage Liability Policy – dated 7/22/2025

6.	Accident Fund – Worker’s Compensation Policy – dated 7/22/2025

7.	Certificate of Liability Insurance dated 7/17/2025 from Cincinnati/Assured Partners NL

8.	Evidence of Property Insurance dated 6/27/2025 from Cincinnati/Assured Partners NL

9.	Evidence of Property Insurance dated 1/5/2024 from Cincinnati/Assured Partners NL

10.	Certificate of Liability Insurance dated 1/5/2024 from Cincinnati/Assured Partners NL

SCHEDULE 3

Contracts

1.	Miami Industrial Trucks – Invoice #22052587 – Workhorse Group – dated 6/23/2025

2.	Miami Industrial Trucks – Invoice #22052588 – Workhorse Group – dated 6/23/2025

3.	Miami Industrial Trucks – Invoice #22052589 – Workhorse Group – dated 6/23/2025

4.	Cornerstone Environmental, Health and Safety, Inc. – Consulting Services Proposal – Purchase Order P2000365 – Workhorse UC Assembly – dated 8/24/2023

5.	Cornerstone Environmental, Health and Safety, Inc. – Consulting Services Proposal –Workhorse Group Inc. – dated 2/6/2024

6.	Cornerstone Environmental, Health and Safety, Inc. – Consulting Services Proposal Stack Test Coordination and Oversight Service –Workhorse Group Inc. – dated 3/26/2024

7.	Cornerstone Environmental, Health and Safety, Inc. – Annual Services Proposal –Workhorse Group Inc. – dated 2/14/2024

8.	Cornerstone Environmental, Health and Safety, Inc. – Annual Services Proposal –Workhorse Group Inc. – dated 2/16/2024

9.	Cintas Corporation – Rental Service Agreement – Workhorse Group – dated 6/15/2022

10.	Johnson Controls Security Solutions LLC – Plant Building – Commercial Sales Agreement – Workhorse Factory – dated 5/30/2019

11.	Johnson Controls Security Solutions LLC – R&D Building – Commercial Sales Agreement – Workhorse Factory – dated 5/30/2019

12.	Spectrum Enterprise – Service Order – Workhorse Group Inc. – Order #12889106 – dated 11/15/2021

13.	Spectrum Enterprise – Service Order – Workhorse Group Inc. – Order #147345449 – dated 4/18/2025

14.	Kisi – 2025 Renewal Quote dated 3/12/2025 – Workhorse Group Inc.

15.	AVI Foodsystems, Inc. – Master Services Agreement – Workhorse Technologies Inc. – dated 4/6/2023

16.	AVI Foodsystems, Inc. – Statement for Work #1 – Workhorse Technologies Inc. – dated 4/6/2023

17.	AVI Foodsystems, Inc. – Amendment No. 1 – Workhorse Technologies Inc. – dated 5/25/2023

SCHEDULE 4

Permits

1.	Indiana Department of Environmental Management – Paint Booth Air Permit – dated 2/22/2023

2.	Indiana Department of Environmental Management – Paint Booth Air Permit – dated 6/13/2023

SCHEDULE 5

Plans

1.	Plant Blueprint – Design & Build Corporation – 1/22/1999

2.	Campus Blueprint – No date

3.	Campus Blueprint - Design & Build Corporation – 2/23/1999

4.	Campus Blueprint - Design & Build Corporation – 2/23/1999

5.	Campus Blueprint - Design & Build Corporation – 2/23/1999

6.	Campus Blueprint - Design & Build Corporation – 2/23/1999

7.	Campus Blueprint – Plat of Survey and Location of Improvements – 4/29/1997

8.	New Dyno – 11/29/2022

9.	New Road Layout Blueprint – Loop Road Concept – 10/13/2022

10.	Ranch Blueprints - A.2.1 Overall View of Ranch Walls

11.	Ranch Blueprints – A2.2 North Side of Ranch Paint Notes

12.	Ranch Blueprints – A.2 North Side of Ranch Walls

13.	Ranch Blueprints – A2.3 South Side of Ranch Paint Notes

14.	Ranch Blueprints – A2.3 South Side of Ranch Walls

15.	Ranch Blueprints – A2.4 All Restrooms in Ranch

16.	Ranch Blueprints – A3.1 Exterior Walls of Ranch

17.	Ranch Blueprints – A5.1 Ranch Door & Windows

18.	Ranch Blueprints – E1.1 North Side of Ranch Electrical

19.	Ranch Blueprints – E1.2 South Side of Ranch Electrical

20.	Ranch Blueprints – L1.1 South Side of Ranch Lights

21.	Ranch Blueprints – L1.2 South Side of Ranch Lights

22.	Ranch Blueprints – M1.1 North Side of Ranch HVAC

23.	Ranch Blueprints – M1.2 South Side of Ranch HVAC

24.	Ranch Blueprints – P1.1 North Side of Ranch Plumbing

25.	Ranch Blueprints – P1.2 South Side of Ranch Plumbing

26.	Ranch Blueprints – S1.1 Overall View of Ranch Foundation

27.	Ranch Blueprints – SP1.1 Campus Overall View

28.	Ranch Blueprints – SP1.2 Ranch Main Connections

29.	Ranch Blueprints – Test Track Sign Off

SCHEDULE 6

Warranties

None.

SCHEDULE 7

Leases

1.	Sublease Agreement dated as of November 15, 2021, by and between Indiana Avenue Holdings, LLC, a Minnesota limited liability company and Workhorse Group, Inc.

Exhibits and Schedules:

Exhibit A-1 Description of Land

Exhibit A-2 Description of Warehouse Property

Exhibit B-1 Deed

Exhibit B-2 Lease

Exhibit B-3 Memorandum of Lease

Exhibit B-4 Assignment of Warranties, Approvals and Intangibles

Schedule 1 Initial Property Information

Schedule 2 Existing Insurance Policies

Schedule 3 Contracts

Schedule 4 Permits

Schedule 5 Plans

Schedule 6 Warranties

Schedule 7 Leases